UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.     )
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SJW Corp.
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SJW CORP.
Notice of Annual Meeting of Shareholders
To Be Held On April 27, 2016
To Our Shareholders:
Notice is hereby given that the annual meeting of shareholders of SJW Corp. will be held on Wednesday, April 27, 2016 at 9:00 AM Pacific Time at the principal offices of SJW Corp., 110 W. Taylor Street, San Jose, California, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.	To elect nine directors to serve on the Board of Directors of SJW Corp.;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2016; and

3.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The Board of Directors has set the close of business on Tuesday, March 1, 2016 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof.
You are cordially invited to attend the meeting in person. You may call our offices at (408) 918-7231 for directions to our principal offices in order to attend the meeting in person. Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by telephone, via the Internet or by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled "Voting Procedure" on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the meeting. If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2016: A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, AND THE ANNUAL REPORT FOR THE YEAR ENDED ON DECEMBER 31, 2015 ARE AVAILABLE AT http://www.rrdezproxy.com/2016/sjwcorp.

BY ORDER OF THE BOARD OF DIRECTORS
W. Richard Roth
President, Chief Executive Officer
and Chairman of the Board

San Jose, California
March 4, 2016

SJW CORP.
110 W. Taylor Street
San Jose, California 95110
Proxy Statement for the 2016 Annual Meeting of Shareholders
To Be Held on April 27, 2016
The enclosed proxy is solicited on behalf of the Board of Directors of SJW Corp., a California corporation ("SJW Corp." or the "Corporation"), for use at SJW Corp.'s annual meeting of shareholders to be held on Wednesday, April 27, 2016 at 9:00 AM Pacific Time and at any adjournment or postponement thereof. The annual meeting will be held at the principal offices of the Corporation, 110 W. Taylor Street in San Jose, California.
These proxy solicitation materials are being mailed on or about March 16, 2016 to all shareholders entitled to notice of, and to vote at, the annual meeting of shareholders. SJW Corp.'s 2015 Annual Report, which includes its Form 10-K for the year ended December 31, 2015, accompanies these proxy solicitation materials.
PURPOSE OF MEETING
The Board of Directors has called the annual meeting of shareholders for the following purposes:

1.	To elect nine directors to serve on the Board of Directors of SJW Corp.;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2016; and

3.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The Board of Directors asks for your proxy for each of the foregoing proposals.
VOTING RIGHTS AND SOLICITATION
Voting
Only shareholders of record on March 1, 2016, the record date, will be entitled to notice of, and to vote at, the annual meeting. As of the close of business on March 1, 2016, there were 20,418,127 shares of common stock issued and outstanding.
Each share of common stock is entitled to one vote on each matter presented at the meeting, except in connection with the election of directors where shareholders are entitled to cumulate votes. When shareholders are entitled to cumulate votes, every shareholder, or his or her proxy, may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder. Alternately, a shareholder may distribute his or her votes on the same principle among as many candidates as he or she thinks fit. For example, assume you have 100 shares. There are nine directors to be elected at the annual meeting so you have a total of 9 x 100 = 900 votes. You could give all 900 votes to one nominee, or 300 votes to each of three nominees, or 100 votes to each of the nine nominees. No shareholder or proxy, however, shall be entitled to cumulate votes unless: (1) the candidate(s) has been placed in nomination prior to the voting, and (2) the shareholder has given written notice to the chairman at the meeting prior to any voting that the shareholder intends to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. The Board of Directors seeks, by your proxy, the authority to cumulate votes among the directors listed in Proposal 1 in the manner determined by the proxy holder in his or her discretion in the event that any shareholder invokes cumulative voting. The nine nominees receiving the highest number of votes will be elected directors.

Quorum and Votes Required
A majority of the Corporation's outstanding shares of common stock must be present in person or represented by proxy at the annual meeting in order to constitute a quorum.  Abstentions and broker non-votes (shares held of record by brokers for which the required voting instructions are not provided by the beneficial owners of those shares) are included in the number of shares present for purposes of determining whether a quorum is present for the transaction of business.  If a broker or other nominee holds shares in its name on behalf of a shareholder, the broker or nominee is not permitted to vote those shares on Proposal 1 in the absence of voting instructions from that shareholder. The broker or nominee is permitted to vote on Proposal 2 in the absence of voting instructions from the shareholders, therefore the Corporation does not expect any broker non-votes for Proposal 2.
For Proposal 1, directors are elected by a plurality of votes, therefore the nine director nominees receiving the highest number of affirmative votes will be elected. Broker non-votes will have no effect on Proposal 1.
Proposal 2 requires for approval the affirmative vote of (i) a majority of the shares of common stock present in person or represented by proxy and voting at the annual meeting and (ii) a majority of the shares of common stock required to constitute a quorum. Abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the annual meeting. However, approval of Proposal 2 also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, and therefore abstentions could prevent the approval of Proposal 2 because they do not count as affirmative votes.
Voting Procedure
Shareholders of record may vote via the Internet, by telephone, by mailing a completed proxy card prior to the annual meeting, by delivering a completed proxy card at the annual meeting, or by voting in person at the annual meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting facilities will close at 11:59 PM Eastern Time on April 26, 2016. If the enclosed form of proxy is properly signed, dated and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If voting instructions are not specified on the proxy, the shares represented by that proxy (if that proxy is not revoked) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal 1 and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm as described in Proposal 2, and as the proxy holder may determine in his or her discretion with respect to any other matter that properly comes before the annual meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.
You may revoke your proxy at any time before it is actually voted at the meeting by:

•	Delivering written notice of revocation to the Corporate Secretary at SJW Corp., 110 W. Taylor Street, San Jose, California 95110;

•	Submitting a later dated proxy; or

•	Attending the meeting and voting in person.
Your attendance at the meeting will not, by itself, constitute a revocation of your proxy.

You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in the stock transfer records of the Corporation. If you are a beneficial owner of shares, but those shares are held of record by another person such as a stock brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote those shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.
Proxy Solicitation Costs
The Corporation will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation materials that the Corporation may provide to shareholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. The Corporation will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial shareholders. The solicitation of proxies will be made by regular or first class mail and may also be made by telephone, telegraph, facsimile, electronic mail or personally by directors, officers and employees of the Corporation who will receive no extra compensation for such services.

PROPOSAL 1
ELECTION OF DIRECTORS
General
Nine directors, which will constitute the entire Board of Directors following the annual meeting, are to be elected at the annual meeting, to hold office until the next annual meeting and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. Mr. Mark Cali, a current member of the Board of Directors, is not standing for reelection as a nominee for director at the annual meeting, and Debra Man is a new board nominee.
Unless individual shareholders specify otherwise, each returned proxy will be voted FOR the election of the nine nominees who are listed below, each of whom has been nominated by the existing Board of Directors upon the recommendation of the Nominating & Governance Committee. Debra Man was recommended as a nominee by Walter J. Bishop. All other nominees are current directors of SJW Corp., San Jose Water Company, a wholly owned subsidiary, and SJW Land Company, another wholly owned subsidiary of SJW Corp. SJW Corp. intends to appoint all persons elected as directors of SJW Corp. at the annual meeting to be the directors of San Jose Water Company and SJW Land Company for a concurrent term. It is anticipated that five of the individuals elected as directors of SJW Corp. at the annual meeting will also be appointed as directors of SJWTX, Inc. and Texas Water Alliance Limited, two wholly owned subsidiaries of SJW Corp., for a concurrent term.
In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, SJW Corp. is not aware of any nominee who is unable or will decline to serve as a director.
The following sets forth certain information concerning the nominees for directors of SJW Corp.:

Name	Age	Director Since		Position with the Corporation	Committee Membership
Katharine Armstrong	63	2009		Director	Executive Compensation Committee Nominating & Governance Committee (Chair)
Walter J. Bishop	64	2012		Director	Audit Committee Nominating & Governance Committee Real Estate Committee
Douglas R. King	73	2003		Director	Audit Committee (Chair) Nominating & Governance Committee
Debra Man	62	N/A		Nominee for Director	N/A
Daniel B. More	59	2015		Director	Audit Committee
Ronald B. Moskovitz	72	2010		Director	Audit Committee Executive Compensation Committee (Chair)
George E. Moss	84	2009	(1)	Director	Nominating & Governance Committee
W. Richard Roth	63	1994		President, Chief Executive Officer and Chairman of the Board	Real Estate Committee
Robert A. Van Valer	66	2006		Director	Nominating & Governance Committee
_______________

(1)	Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.

Business Experience of Nominees
Katharine Armstrong, President of Natural Resources Solutions ("NRS") since 2008. Ms. Armstrong was the President of Katharine Armstrong, Inc. from 2003 until 2014. Ms. Armstrong founded NRS in 2008, an Austin, Texas based company that works in partnership with universities, agencies of state and federal government, stakeholder groups and others to identify and implement positive solutions to environmental challenges created by regulatory mandates. Ms. Armstrong also served as a director of Uranium Energy Corp. from June 2012 until June 2014.
Walter J. Bishop, Principal in Walter Bishop Consulting, a firm dedicated to utility management, leadership development, and strategic and business planning since 2010. Mr. Bishop was the General Manager and acted as the Chief Executive Officer of the Contra Costa Water District (the "District") from September 1992 until 2010. The District serves 600,000 customers in Northern California's Contra Costa County. From 1983 until 1992, he worked for the East Bay Municipal Utility District in Northern California, including serving as its General Manager. Mr. Bishop has served as a Board Member, Chairman and Officer of numerous water industry organizations dedicated to water supply and utility management. Mr. Bishop is a registered civil engineer in the State of California, and holds a Bachelor of Science in Civil Engineering from Duke University and a Masters in Public Administration from Pepperdine University.
Douglas R. King, Retired as an audit partner of Ernst & Young LLP in 2002. During his career, Mr. King was the audit partner on large, complex public registrants, he managed Ernst & Young's San Francisco office, and had regional managing responsibilities. He also serves as a director of Adaptive Spectrum & Signal Alignment, Inc. and Silicon Graphics International Corp. He served as a director of Marvell Technology Group, Ltd. from April 2004 until October 2007, Fuel Systems Solutions, Inc. from April 2006 until July 2010, and Westport Innovations Inc. from January 2012 until November 2015. Mr. King is a Certified Public Accountant with a Masters Degree in Business Administration from the University of Arkansas.
Debra Man, Assistant General Manager and Chief Operating Officer at The Metropolitan Water District of Southern California ("Metropolitan") since December 2003. Metropolitan is a wholesale water utility that provides water to a six-county service area in which over 19 million people reside. She is responsible for managing the operational business functions of Metropolitan, including operations, engineering, water resource management, and budget and regulatory compliance. Ms. Man has been with Metropolitan since 1986. Ms. Man is a registered engineer in California and Hawaii and holds a Bachelor of Science in Civil Engineering from University of Hawaii and a Masters Degree in Civil Engineering from Stanford University.
Daniel B. More, Retired as a Managing Director and Global Head of Utility Mergers & Acquisitions of the Investment Banking Division of Morgan Stanley in 2014. He held such position since 1996. Mr. More has been an investment banker since 1978 and has specialized in the utility sector since 1986. He serves as a director of Saeta Yield since February 2015 and served as a director of the New York Independent System Operator from April 2014 until February 2016. Mr. More received his B.A. in economics from Colby College in 1978 and his Master of Business Administration in Finance from the Wharton School at the University of Pennsylvania in 1983.
Ronald B. Moskovitz, Counsel to Morgan, Lewis & Bockius LLP since October 2008. He was a partner at Morgan, Lewis & Bockius LLP from 2003 until October 2008. Prior to 2003, he was a partner at Brobeck, Phleger & Harrison LLP, where at various times he was a member of its management committee and headed its Corporate Group and its Mergers and Acquisitions Group. Mr. Moskovitz's practice has emphasized on mergers, acquisitions and corporate finance. Mr. Moskovitz received his J.D., magna cum laude, from Harvard University in 1968, and his B.A., cum laude and Phi Beta Kappa, from Williams College in 1965.
George E. Moss, Chairman of Roscoe Moss Manufacturing Company, manufacturer of water well casing and screen and water transmission pipe, since May 2010 and Vice Chairman from 1990 to May 2010. Mr. Moss was formerly President of the Roscoe Moss Company until 1990. Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board of the Corporation, San Jose Water Company, SJW Land Company, and SJWTX, Inc. Mr. Roth is also the Chief Executive Officer and Chairman of the Board of Texas Water Alliance Limited. Mr. Roth was appointed Chief Executive Officer of SJW Corp. in

1999 and President in 1996. Prior to becoming President, he was Chief Financial Officer and Treasurer of the Corporation from 1990 to 1996 and Vice President from April 1992 until October 1996.
Robert A. Van Valer, President of Roscoe Moss Manufacturing Company, manufacturer of water well casing and screen and water transmission pipe, since 1990. Mr. Van Valer served as Vice President from 1984 until 1990 and previously managed domestic and international water well construction projects since joining Roscoe Moss Manufacturing Company in 1977.
No nominee or current director has any family relationship with any other current director, nominee or with any executive officer. Other than Mr. Roth, whose employment relationships with SJW Corp. and its subsidiaries are described above, no nominee is or has been employed by SJW Corp. or its subsidiaries during the past five years.
Experience, Qualifications, Attributes and Skills of Board Members
The biographies included above and the following table describe the particular experience, qualifications, attributes or skills that led the Board of Directors to conclude that each continuing director and nominee should serve as a director of SJW Corp. at this time, in light of its business and structure (in addition to any past experience on the Board of Directors of SJW Corp. and its subsidiaries):

Name	Particular Experience, Qualifications, Attributes or Skills
Katharine Armstrong
The principal experience, qualifications and skills that Ms. Armstrong brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, its administration of executive officer compensation programs through the Executive Compensation Committee, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Chairman of the Armstrong Center for Energy and the Environment, a Texas public policy foundation

	-	President of Natural Resources Solutions since 2008, an environmental consulting company based in Austin, Texas

	-	Former Chairman of the Texas Parks and Wildlife Commission, 2nd largest wildlife agency in the United States

	-	Extensive experience in a wide variety of natural resource regulatory policy, including water

	-	Member of the Board of Directors of the Texas Watershed Management Foundation

	-	Participated in the formulation of a Land and Water Resources Conservation Plan, a strategic plan mandated by the Texas Legislature

	-	Past President of Texan by Nature, a state-wide conservation initiative founded by Laura Bush, former First Lady of the United States

	-	Active in the State of Texas where the Corporation conducts business operations through its wholly owned subsidiary, SJWTX, Inc.

Walter J. Bishop
The principal experience, qualifications and skills that Mr. Bishop brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Extensive experience leading and managing major water utilities in the United States with over one million customers

	-	Nationally recognized leader and engineer in the water and wastewater industry for over 40 years and received awards from numerous organizations for his commitment to water issues and policy

Name	Particular Experience, Qualifications, Attributes or Skills
	-	Member of the American Water Works Association's ("AWWA") Board of Directors and Executive Committee and served on the Water Utility Council, International Council and Strategic Planning Committee

	-	Past Chair of the Water Research Foundation and member of the Board of Trustees for 12 years

	-	Two-term member of the National Drinking Water Advisory Council which is chartered by Congress to advise the U.S. Environmental Protection Agency on national drinking water policy

	-	Member of Aspen Institute expert panel on Water Infrastructure Sustainability

Douglas R. King
The principal experience, qualifications and skills that Mr. King brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements and corporate governance. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Accounting, finance and audit experience, including his experience at Ernst & Young LLP from 1970 until 2002

	-	Serves as the Corporation's "audit committee financial expert" as defined in Securities and Exchange Commission rules

	-	Experience serving on the Board and Audit Committee of various publicly-traded companies

	-	Experience in managing 400 employees at Ernst & Young LLP from 1998 until 2002

Debra Man
The principal experience, qualifications and skills that Ms. Man would bring to the Board of Directors would contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry and its management of its water supply. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Experience in managing utility operations and capital investments, including managing an annual budget of over $1.4 billion

	-	Experience as an executive officer responsible for compliance with federal and state drinking water quality regulations and workforce safety laws

	-	Experience negotiating labor contracts

	-	Experience maintaining over 100,000 acres of properties for operational use by a utility

Daniel B. More
The principal experience, qualifications and skills that Mr. More brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Over 30 years of experience in investment banking, including capital raising, privatizations, and mergers and acquisitions with specialization in the utility sector since 1986

	-	Experience and knowledge in business strategy, strategic initiatives, corporate governance, and executive recruiting

	-	Experience and knowledge of utility regulation, cost of capital proceedings and the rate making process

Name	Particular Experience, Qualifications, Attributes or Skills
Ronald B. Moskovitz
The principal experience, qualifications and skills that Mr. Moskovitz brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements, corporate governance, its administration of executive officer compensation programs through the Executive Compensation Committee, and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Extensive experience in corporate legal practice for over 40 years with major law firms in Northern California, including work in corporate finance, public company reporting and transactional work

	-	Experience on the Corporation's Audit Committee and Executive Compensation Committee

	-	Familiarity with the business and affairs of the Corporation based on many years of legal representation prior to his retirement from active practice in 2008

	-	Law firm management experience

George E. Moss
The principal experience, qualifications and skills that Mr. Moss brings to the Board of Directors relate primarily to his long years of experience in the water industry that allow him to contribute to the Board's oversight of the Corporation's operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Over 60 years experience in groundwater development, water well design, water treatment, and sustainability

	-	Over 30 years experience in the water utility industry

	-	Experience and knowledge in executive compensation, mergers and acquisitions, and strategic initiatives

	-	Recipient of the Oliver Award from the National Groundwater Association for lifetime contributions to the field of groundwater development

Mr. Moss has a substantial economic interest in the Corporation through his beneficial ownership of approximately 9.3 percent of the outstanding shares of the Corporation's common stock.

W. Richard Roth
The principal experience, qualifications and skills that Mr. Roth brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and the Corporation's execution of its overall strategy. Such experience, qualifications and skills may be summarized as follows:

	-	Current President, Chief Executive Officer and Chairman of the Board of the Corporation and has been an officer of the Corporation since 1990

	-	Former President of the National Association of Water Companies and Trustee of the Water Research Foundation

	-	Certified public accountant with over 10 years of experience with KPMG LLP, a registered public accounting firm

	-	Significant experience and knowledge in strategic initiatives, real estate, and corporate governance

Mr. Roth is also active in the San Jose community and contributes to the Board's goal of establishing significant relationships between the Corporation and the leaders of local communities.

Name	Particular Experience, Qualifications, Attributes or Skills
Robert A. Van Valer
The principal experience, qualifications and skills that Mr. Van Valer brings to the Board of Directors relate primarily to his substantial experience in the water industry that allows him to contribute to the Board's oversight of the Corporation's operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-
Over 38 years of water industry experience, including water well construction, domestic and foreign, and manufacturing operations and management for water well casing and screen and water transmission pipe

	-	President since 1990 of Roscoe Moss Manufacturing Company, supplier to municipal, state and federal water projects and investor owned utilities in the western United States

	-	Participation in several industry non-profit and educational organizations and groundwater associations
Independent Directors
The Board of Directors has affirmatively determined that each of its directors who served during the 2015 fiscal year, current directors and nominees, other than W. Richard Roth, SJW Corp.'s Chairman of the Board, President and Chief Executive Officer, is independent within the meaning of the New York Stock Exchange director independence standards, as currently in effect.
In connection with the determination of independence for Robert A. Van Valer and George E. Moss, the Board of Directors considered the Corporation's relationship with Roscoe Moss Manufacturing Company, an intermittent supplier of the Corporation and its subsidiaries. Mr. Moss is Chairman of the Board and a significant shareholder and Mr. Van Valer is the President and a shareholder of Roscoe Moss Manufacturing Company. Roscoe Moss Manufacturing Company sold Rossum Sand Tester equipment and associated repair parts to San Jose Water Company, the Corporation's wholly owned subsidiary, for an aggregate price of approximately $6,029 in 2013, $3,840 in 2014 and $1,596 in 2015. In addition, Roscoe Moss Manufacturing Company sold conductor casing, well casing and screen and gravel and sounding pipe for water wells with an aggregate price of approximately $927,162 in 2013 and approximately $450,606 in 2014 to contractors for use in San Jose Water Company well replacement construction projects. The Board of Directors concluded that the Corporation's relationship with Roscoe Moss Manufacturing Company is not a material relationship and therefore would not impair the independence of Mr. Van Valer and Mr. Moss in light of the fact that the aggregate sales of Roscoe Moss Manufacturing Company to the Corporation and contractors for use in San Jose Water Company construction projects were equal to or less than one and a half percent of Roscoe Moss Manufacturing Company's gross revenues in 2013, 2014, and 2015, and Mr. Van Valer and Mr. Moss expect that direct and indirect purchases of products from Roscoe Moss Manufacturing Company will be less than two percent of its revenue in future years.
The Board of Directors has determined that the members of the Audit Committee and the members of the Executive Compensation Committee also meet the additional independence criteria promulgated by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the New York Stock Exchange for audit committee membership and executive compensation committee membership, respectively.
Board Leadership Structure
Board structures vary greatly among U.S. public corporations, and the Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the Chair and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances.
The positions of Chairman and Chief Executive Officer are held by W. Richard Roth. The Board also appointed Robert A. Van Valer, an independent director, as the lead independent director of the Board. The Board of Directors believes that combining the Chair and Chief Executive Officer positions and having a lead independent director is the appropriate leadership structure for the Corporation at this time. Combining the Chair and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy and value creation. The Board believes that Mr. Roth is in an optimal position to identify and to lead Board discussions on important matters related to business operations. The Board believes this leadership structure is particularly appropriate for the Corporation at this time given Mr. Roth's long tenure with the Corporation, his many years of experience in managing the Corporation in the regulated water utility industry and his familiarity with the challenges and intricacies of such regulatory environment.
As the lead independent director, Mr. Van Valer assumes the following duties and responsibilities: (i) advise and consult with the Chair regarding the information provided to directors in connection with Board meetings, (ii) ensure that independent directors have adequate opportunities to meet and discuss issues in executive sessions or at separate meetings without management being present and preside at such executive sessions and meetings, (iii) serve as principal liaison between the independent directors and the Chair, (iv) chair the meetings of the Board when the Chair is not present, and (v) respond directly to shareholders and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group. The Board believes that this leadership structure provides strong, unified leadership of the Corporation while maintaining effective and independent oversight of management. Nevertheless, the Board will continue to consider from time to time whether the new leadership structure should be maintained or modified.
Board's Role in Risk Oversight
The Corporation has implemented an internal risk assessment process that focuses on the principal risks that have been identified for the Corporation, including risks associated with the Corporation's regulatory environment, business operations and continuity, compliance requirements, its information technology and data storage and retrieval facilities, insurance coverage, liquidity, credit and other financial risks, internal controls over financial reporting, risks related to potential fraudulent activities and any material risks posed by the Corporation's compensation policies. Potential risks are reviewed and discussed by the Board of Directors on a regular basis. The Audit Committee, pursuant to its charter, meets periodically with employees to discuss the identified risks and the measures taken to control, manage and mitigate those risks. On the basis of these meetings and discussions, the Chairman of the Audit Committee reports periodically to the full Board. In addition, the Executive Compensation Committee oversees risk management as it relates to the compensation plans, policies and practices for all employees, including executive officers, particularly whether the compensation programs may create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. The Nominating and Governance Committee monitors the effectiveness of the corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and qualification of directors and nominees for directors.
Board Committees
The Board of Directors has a standing Audit Committee, Executive Compensation Committee, Nominating & Governance Committee, and Real Estate Committee. The Board has the authority to form additional committees, and has done so from time to time, to address matters specifically identified by the Board.
Audit Committee
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the "Exchange Act"). The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reports and other financial information provided by the Corporation to any governmental body or the public, the Corporation's compliance with legal and regulatory requirements, the Corporation's systems of internal controls, the qualifications and independence of the independent accountants, and the quality of the Corporation's accounting and financial reporting processes generally. Messrs. King, Bishop, More and Moskovitz are the current Audit Committee members. These members are independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the New York Stock Exchange with respect to audit committee members. The Board of Directors has determined that Mr. King is an "audit committee financial expert" as defined in Securities and Exchange Commission rules. The Audit Committee held eight meetings during fiscal year 2015. The Audit Committee has a written charter which may be found at the Corporation's website at www.sjwcorp.com.

Executive Compensation Committee
The Executive Compensation Committee assists the Board of Directors in its responsibilities with respect to the compensation of the Corporation's executive officers and other key employees, and administers all employee benefit plans, including the Corporation's Long-Term Incentive Plan, Executive Officer Short-Term Incentive Plan and other incentive plans that may be adopted by the Corporation. The Executive Compensation Committee is also authorized to approve the compensation payable to the Corporation's executive officers and other key employees, approve all perquisites, equity incentive awards and special cash payments made or paid to executive officers and other key employees, and approve severance packages with cash and/or equity components for the executive officers and other key employees. Additionally, the Executive Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs.
The Executive Compensation Committee retained Mercer (US) Inc. to serve as the committee's independent compensation consultant and provide advice on executive officer and director compensation for the 2015 fiscal year. The role of such consultant, the nature and scope of the consultant’s assignments and the material elements of the instructions or directions given to the consultant with respect to the performance of its duties are more fully set forth below in the section entitled "Compensation Discussion and Analysis." The consultant only provided advice or recommendations on executive officer and director compensation matters in 2015. No additional services were provided by the consultant or any affiliate to SJW Corp. or its subsidiaries in 2015.
Ms. Armstrong and Messrs. Cali and Moskovitz are the current members of the Executive Compensation Committee. These members are independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the New York Stock Exchange with respect to compensation committee members. The Executive Compensation Committee held five meetings during fiscal year 2015. The Executive Compensation Committee has a written charter which may be found at the Corporation's website at www.sjwcorp.com.
Nominating & Governance Committee
The Nominating & Governance Committee is charged by the Board of Directors with reviewing and proposing changes to the Corporation's corporate governance policies, developing criteria for evaluating performance of the Board of Directors, determining the requirements and qualifications for members of the Board of Directors and proposing to the Board of Directors nominees for the position of director of the Corporation. Ms. Armstrong and Messrs. Bishop, King, Moss, and Van Valer are the current Nominating & Governance Committee members. The Board of Directors has determined that all of the members of the Nominating & Governance Committee are independent as defined under the independence standards for nominating committee members in the listing standards for the New York Stock Exchange. The Nominating & Governance Committee held four meetings during fiscal year 2015. The Nominating & Governance Committee has a written charter and Corporate Governance Policies, which may be found at the Corporation's website at www.sjwcorp.com.
The Board of Directors has approved the "Policies and Procedures of the Nominating & Governance Committee for Nomination for Directors" (as amended the "Policies and Procedures"). The Policies and Procedures specify director selection criteria for the Nominating & Governance Committee to consider, and procedures for identifying and evaluating director candidates for the Nominating & Governance Committee to follow, when executing its duty to recommend director nominees at the annual meeting of shareholders. The Policies and Procedures also specify steps a shareholder must take in order to properly recommend director candidates which the Nominating & Governance Committee will consider. All candidates for director must generally meet the criteria set forth in the Policies and Procedures, a copy of which can be found at the Corporation's website at www.sjwcorp.com.
The criteria address the specific qualifications that the Nominating & Governance Committee believes must be met by each nominee prior to recommendation by the committee for a position on the Corporation's Board of Directors. In particular, the criteria address the specific qualities or skills that the Nominating & Governance Committee believes are necessary for one or more of the Corporation's directors to possess in order to fill Board, committee chair and other positions, and to provide the best combination of experience and knowledge on the Board and its committees. These criteria include: highest professional and personal ethical standards; absence of any interests that would materially impair his or her ability to exercise judgment or otherwise discharge the fiduciary duties; ability to contribute insight and direction to achieve the Corporation's goals; skills and expertise relative to the entire make-up of the Board; experience in effective oversight and decision-making, including experience on other boards; ability and willingness to serve a full term with consistent attendance; first-hand business experience and achievement in the industry; and independence as determined under the New York Stock Exchange and SEC rules and regulations. The Nominating & Governance Committee and the Board of Directors do take diversity into account when considering potential nominees for directors, such as differences of viewpoint, varied professional or governmental experience, education and advanced degrees, skill set and other individual qualities and attributes that are likely to contribute to board heterogeneity. However, SJW Corp. does not have a formal or other established policy in which one or more diversity factors have been specifically identified for application as a matter of ordinary course in the director nominee process.
The steps a shareholder must take in order to properly recommend director candidates which the Committee will consider include submission via mail to the attention of the Nominating & Governance Committee at the address of the Corporate Secretary, SJW Corp., 110 W. Taylor Street, San Jose, California 95110, of a completed "Shareholder Recommendation of Candidate for Director" form which can be found at the Corporation's website at www.sjwcorp.com or may be obtained by mailing a request for a copy of the form to the Corporate Secretary of the Corporation at the above address. Forms must be submitted not earlier than 210 days prior and not later than 120 days prior to the one-year anniversary of the date the proxy statement for the preceding annual meeting was mailed to shareholders. In addition to or in lieu of making a director candidate recommendation via the completed recommendation form, shareholders may nominate directly a person for election as a director at the annual meeting by following the procedures set out in the Corporation's By-Laws, as amended on January 28, 2015 (the"By-Laws"). Under the By-Laws, a nominating shareholder must provide the Corporation with advance written notice of a proposed nomination no later than 90 days and no earlier than 120 days prior to the one-year anniversary of the preceding year's annual meeting. Such advance notice must include certain information and materials relating to the shareholder and the proposed nominee as prescribed under the By-Laws, including without limitation the name and qualification of the proposed nominee and other information typically required in a proxy statement filed under proxy rules of the Securities and Exchange Commission. For more information on the procedure and advance notice requirement for nominating a director, see Section 10.14 of the Corporation's By-Laws, a copy of which is attached as Exhibit 3.1 to a current report on Form 8-K filed on January 30, 2015.
Real Estate Committee
The Real Estate Committee is charged with the review of significant potential acquisitions or dispositions involving the real property interests of the Corporation and its subsidiaries and makes recommendations thereon to the Chief Executive Officer and the full Board. Messrs. Cali, Bishop and Roth are the members of the Real Estate Committee. The Real Estate Committee did not meet during fiscal year 2015.
Communications with the Board
Communications to the Board of Directors may be submitted by email to boardofdirectors@sjwater.com or by writing to SJW Corp., Attention: Corporate Secretary, 110 W. Taylor Street, San Jose, California 95110. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees or the Lead Independent Director, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Corporation, including the President, as appropriate.
Interested parties may make their concerns known to non-management directors or independent directors on a confidential and anonymous basis by calling the Corporation's toll free hotline, 1-888-883-1499.
Code of Ethical Business Conduct
The Corporation has adopted a Code of Ethical Business Conduct (the "Code") that applies to the directors, officers and employees of the Corporation. A copy of the Code can be found at the Corporation's website at www.sjwcorp.com. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.sjwcorp.com.

Board Meetings
During 2015, there were four regular meetings and four special meetings (including two strategic planning meetings) of the Board of Directors of SJW Corp. Each director attended or participated in 75 percent or more of the aggregate of: (i) the total number of regular and special meetings of the Board of Directors of SJW Corp. and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2015 fiscal year. George E. Moss was chosen to preside at all executive sessions of non-management directors or independent directors until the 2015 Annual Shareholder meeting and Robert A. Van Valer was chosen to preside at all such executive sessions held thereafter.
Pursuant to the Corporation's Corporate Governance Policies, each member of the Board of Directors is strongly encouraged to attend the annual meetings of shareholders. All current members of the Board attended the 2015 annual meeting of shareholders.
Compensation of Directors
The following table sets forth certain information regarding the compensation of each non-employee member of the Board of Directors of SJW Corp. for the 2015 fiscal year.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensa- tion ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensa- tion Earnings (f)	All Other Compensa- tion ($) (g)	Total ($) (h)
Katharine Armstrong	$82,500	$34,100	—	—	—	—	$116,600
Walter J. Bishop	$81,500	$34,100	—	—	—	—	$115,600
Mark L. Cali	$70,500	$34,100	—	—	—	—	$104,600
Douglas R. King	$93,500	$34,100	—	—	—	—	$127,600
Daniel B. More	$47,333	$34,100	—	—	—	—	$81,433
Ronald B. Moskovitz	$83,500	$34,100	—	—	—	—	$117,600
George E. Moss	$73,167	$34,100	—	—	—	—	$107,267
Robert A. Van Valer	$78,833	$34,100	—	—	—	—	$112,933
_______________

(1)
Consists of the annual retainer and meeting fees for service as members of the Board of Directors of the Corporation, San Jose Water Company, SJW Land Company, SJWTX, Inc., and Texas Water Alliance Limited, including amounts deferred under the Corporation’s Deferral Election Program for Non-Employee Board members. The respective dollar amounts of these fees are set forth in the table below. For further information concerning such fees, see the sections below entitled "Director Annual Retainer" and "Director Meeting Fees."

Name	2015 Retainer	2015 Meeting Fees	Total Annual Service Fees
Katharine Armstrong	$55,000	$27,500	$82,500
Walter J. Bishop	$55,000	$26,500	$81,500
Mark L. Cali	$50,000	$20,500	$70,500
Douglas R. King	$50,000	$43,500	$93,500
Daniel B. More	$33,333	$14,000	$47,333
Ronald B. Moskovitz	$50,000	$33,500	$83,500
George E. Moss	$56,667	$16,500	$73,167
Robert A. Van Valer	$58,333	$20,500	$78,833

(2)
Represents the grant-date fair value of the restricted stock unit award for 1,169 shares made to each non-employee director on April 29, 2015. The applicable grant-date fair value of each award was calculated in accordance with FASB ASC Topic 718 and accordingly determined on the basis of the closing selling price per share of SJW Corp.’s common stock on the award date as appropriately discounted to reflect the lack of dividend equivalent rights. The reported grant-date value does not take into account any estimated forfeitures related to service-vesting conditions. In addition to the restricted stock units, as of December 31, 2015, the following non-employee directors held deferred stock awards covering the following number of shares of SJW Corp.'s common stock with dividend equivalent rights: Ms. Armstrong, 0 shares; Mr. Bishop, 0 shares; Mr. Cali, 15,235 shares; Mr. King, 8,732 shares; Mr. More, 0 shares; Mr. Moskovitz, 0 shares; Mr. Moss, 0 shares; and Mr. Van Valer, 2,542 shares. Any deferred shares so held are attributable to the director's prior participation in certain deferred compensation programs implemented under the Corporation's Long-Term Incentive Plan. For further information concerning those programs, see the sections below entitled "Deferral Election Program for Non-Employee Board Members" and "Deferred Restricted Stock Program." The phantom dividends that accumulate on those deferred shares pursuant to the dividend equivalent rights are converted annually into additional deferred shares. For further information concerning such dividend equivalent rights, see the section below entitled "Dividend Equivalent Rights." Such dividend equivalent rights were factored into the original grant-date fair value of the deferred shares determined for financial accounting purposes under FASB ASC Topic 718, and accordingly no amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the 2015 fiscal year as a result of those dividend equivalent rights. Those 2015 fiscal year phantom dividends were converted into the following additional deferred shares for the non-employee directors on January 4, 2016: Mr. Cali was credited with 364 shares; Mr. King was credited with 224 shares; and Mr. Van Valer was credited with 65 shares. At the time of such credit, the fair market value per share of the Corporation's common stock was $29.40, the closing price on January 4, 2016.

(3)	No option awards were made to the non-employee directors during the 2015 fiscal year.

Director Annual Retainer
The following table sets forth the 2015 annual retainer fees for the non-employee Board members of SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Annual Retainer
SJW Corp.
Chair	$30,000
Other Board Members	$5,000
Additional Fee for Lead Independent Director	$5,000
San Jose Water Company
Chair	$60,000
Other Board Members	$40,000
SJW Land Company
Chair	$10,000
Other Board Members	$5,000
SJWTX, Inc.
Chair	$5,000
Other Board Members	$5,000
Texas Water Alliance Limited
Chair	$0
Other Board Members	$0

Director Meeting Fees
The following table sets forth the 2015 per meeting Board and Committee fees for the non-employee Board members of SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Per Meeting Fee
SJW Corp.
Chair	$1,000
Other Board Members	$1,000
SJW Corp. Committees
Audit Committee Chair (for attending audit committee meetings)	$3,000
Other Committee Chair (for attending their respective committee meetings)	$2,000
Other Board Members	$1,000
San Jose Water Company
Chair	$1,000
Other Board Members	$1,000
SJW Land Company
Chair	$500
Other Board Members	$500
SJWTX, Inc.
Chair	$2,500
Other Board Members	$500
Texas Water Alliance Limited
Chair	$500
Other Board Members	$500

The meeting fees are the same for attending Board and Committee meetings held telephonically.
In the event a non-employee director attends an in-person Board or Committee meeting by telephone, he or she will be entitled to receive the applicable per meeting fee for the first meeting attended by telephone in a calendar year, and half of such meeting fee for each subsequent meeting attended by telephone in the same calendar year.
Non-employee directors may also receive fees determined on a case-by-case basis by SJW Corp.'s Executive Compensation Committee and ratified by the Board of Directors for attending additional meetings other than Board or Committee meetings, such as Board retreats, strategic planning meetings, or other programs organized by SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. or Texas Water Alliance Limited. During fiscal year 2015, each non-employee director was paid $2,500 for attending each of the two strategic planning meetings.
Deferral Election Program for Non-Employee Board Members
Pursuant to the Deferral Election Program, each non-employee member of the Corporation's Board of Directors has the opportunity to defer: (i) either 50 percent or 100 percent of his or her annual retainer fees for serving on the Corporation's Board and the Board of one or more subsidiaries; and (ii) 100 percent of his or her fees for attending pre-scheduled meetings of such Boards or any committees of such Boards on which he or she serves. The deferral election is irrevocable and must be made prior to the start of the year for which the fees are to be earned.
The fees which a non-employee Board member elects to defer under such program for the fiscal year are credited to a deferral election account pursuant to one of the following alternatives selected by the Executive Compensation Committee: (i) in a lump sum on the first business day of that calendar year or as soon as administratively practicable thereafter, or (ii) periodically when the fees would otherwise become due and payable during such calendar year in the absence of his or her deferral election for that calendar year in which case the amounts credited shall be fully vested. In the event of such lump sum credit, the non-employee Board members will vest in the portion of their account attributable to each Board or Board committee on which they serve during a calendar year in a series of 12 equal monthly installments upon their completion of each calendar month of service on that Board or Board committee during such calendar year. For the deferral election accounts established for the 2015 calendar year, the periodic credit alternative was utilized.
The deferral election account will be credited with a fixed rate of interest, compounded semi-annually, set at the start of each calendar year at the lower of (i) the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120 percent of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding.
Distribution of the vested balance credited to each Board member's deferral election account will be made or commence on the 30th day following his or her cessation of Board service. The cash distribution will be made either in a lump sum or through a series of up to 10 annual installments in accordance with the payment election such Board member made.
Mr. Cali and Ms. Armstrong each elected to defer all of their 2015 annual retainer fees and pre-scheduled 2015 meeting fees, Mr. King elected to defer his 2015 pre-scheduled meeting fees, and Mr. Bishop elected to defer 50 percent of his 2015 annual retainer fees.
Deferred Restricted Stock Program
Prior to the 2008 fiscal year, the non-employee directors were able to receive awards of deferred stock, either through the conversion of their deferred Board and Committee fees under the Deferral Election Program into deferred shares of SJW Corp. common stock or through their participation in the Deferred Restricted Stock Program. Both of those deferred stock programs were implemented under the Corporation's Long-Term Incentive Plan (the "LTIP").

The principal features of the Deferred Restricted Stock Program may be summarized as follows:
Each non-employee director who commenced Board service on or after April 29, 2003 was granted: (i) a deferred stock award on the first business day of January following his or her completion of at least six months of service as a Board member; and (ii) annual grants of deferred stock on the first business day of January in each succeeding calendar year through the close of the 2007 calendar year, provided he or she remained a non-employee member of the Board through such date. The number of shares of the Corporation's common stock underlying each annual deferred stock award was determined by dividing (i) the aggregate dollar amount of the annual retainer fees, at the levels in effect as of the date of grant, for service on the Board and for service on the Boards of Directors of the Corporation's subsidiaries for the calendar year in which the grant was made by (ii) the fair market value per share of the Corporation's common stock on the grant date. The shares subject to each deferred stock award are fully vested and will be issued from the LTIP on a distribution commencement date tied to the director's cessation of Board service or other pre-specified date. The shares may be issued either in a single lump sum or in up to 10 annual installments, as elected by the director at the time of his or her initial entry into the Deferred Stock Program or pursuant to the special payment election made available in 2007.
In addition, each non-employee director who commenced Board service prior to April 29, 2003 and participated in the Director Pension Plan was given the opportunity during the 2003 calendar year to elect to convert his or her accumulated benefit under that plan into a deferred stock award. The accumulated benefit of each director who made such an election was converted, on September 1, 2003, into a deferred stock award of comparable value based on the fair market value per share of the Corporation's common stock on such date. The award vested in 36 monthly installments over the director's period of continued Board service measured from the conversion date.
In accordance with the foregoing, Messrs. Cali and Moss elected to have their accumulated Director Pension Plan benefits converted into deferred stock pursuant to the Deferred Restricted Stock Program. As a result, Messrs. Cali and Moss each had $270,000 in Pension Plan benefits converted into a deferred stock award covering 19,014 shares of the Corporation's common stock. The shares were distributed to Mr. Moss in 2008 and a portion of the shares were distributed to Mr. Cali in January 2014, 2015 and 2016 in accordance with his payment election as described in the section below entitled "Dividend Equivalent Rights."
Each deferred stock award contains dividend equivalent rights, as discussed below. Except for the additional deferred shares that result from those dividend equivalent rights, no further deferred shares are intended to be awarded to the non-employee directors under either the Deferral Election Program or the Deferred Restricted Stock Program.
Restricted Stock Units and the Formulaic Equity Award Program for Non-Employee Board Members
In April 2013, the Executive Compensation Committee approved, and the Board of Directors ratified, the award of restricted stock units for each individual elected or re-elected as a non-employee Board member at the 2013 annual shareholder meeting, with each such award to become effective at the close of business on the date of such meeting and covering that number of shares of common stock (rounded up to the next whole share) determined by dividing $10,000 by the closing price per share on such date. Accordingly, on April 24, 2013, each non-employee Board member received an award of restricted stock units covering 381 shares of common stock. Each restricted stock unit entitled the non-employee Board member to one share of common stock on the vesting date. The units vested in full upon the Board member's continuation in Board service through the day immediately preceding the date of the Corporation's 2014 annual shareholder meeting.
In October 2013, the Executive Compensation Committee approved, and the Board of Directors ratified, the implementation under the LTIP of a Formulaic Equity Award Program for Non-Employee Board Members ("Formulaic Program") which provides that at the close of business on the date of each annual shareholder meeting, beginning with the 2014 annual shareholder meeting, each individual who is elected or re-elected to serve as a non-employee Board member shall automatically be granted restricted stock units covering that number of shares of common stock (rounded up to the next whole share) determined by dividing $35,000 by the fair market value per share on such date. Each restricted unit awarded shall entitle the non-employee Board member to one share of common stock on the applicable vesting date of that unit. Each restricted stock unit award shall vest in full upon the non-employee Board member's continuation in Board service through the day immediately preceding the date of the first annual shareholder meeting following the annual shareholder meeting at which that restricted stock unit award was made, subject to accelerated vesting under certain prescribed circumstances. Each non-employee Board member must retain beneficial ownership of at least 50 percent of the shares of common stock issued in connection with the vesting of such restricted stock units until such time as such individual is in compliance with the equity ownership guidelines that the Corporation from time to time establishes for its non-employee Board members.
On April 30, 2014, each non-employee Board member received an award of restricted stock units covering
1,286 shares of common stock in accordance with the Formulaic Program. The units will vest in full upon the Board member's continuation in Board service through the day immediately preceding the date of the Corporation's 2015 annual shareholder meeting, subject to accelerated vesting under certain prescribed circumstances.
On April 29, 2015, each non-employee Board member received an award of restricted stock units covering 1,169 shares of common stock in accordance with the Formulaic Program. The units will vest in full upon the Board member's continuation in Board service through the day immediately preceding the date of the Corporation's 2016 annual shareholder meeting, subject to accelerated vesting under certain prescribed circumstances.
Director Pension Plan
Mr. King continues to participate in the Director Pension Plan. Under such plan, Mr. King will receive, following his cessation of service as a director, a benefit equal to one half of the aggregate annual retainer for service on the Board of SJW Corp. and the Boards of San Jose Water Company and SJW Land Company as in effect at the time he ceases to be a director. This benefit will be paid to Mr. King, his beneficiary or his estate, for four years. These payments will be made with the same frequency as the ongoing retainers. Directors who elected to convert their accumulated Director Pension Plan benefits into deferred restricted stock in 2003 and non-employee directors who commenced Board service on or after April 29, 2003 are not eligible to participate in the Director Pension Plan.
Dividend Equivalent Rights
Dividend Equivalent Rights ("DERs") are part of the outstanding deferred stock awards currently credited to the non-employee directors as a result of their pre-2008 participation in the Deferral Election and Deferred Restricted Stock Programs. Pursuant to those DERs, each non-employee director's deferred stock account under each program will be credited, each time a dividend is paid on the Corporation's common stock, with a dollar amount equal to the dividend paid per share multiplied by the number of shares at the time credited to the deferred stock account, including shares previously credited to the account by reason of the DERs. As of the first business day in January each year, the cash dividend equivalent amounts so credited in the immediately preceding year will be converted into additional shares of deferred stock by dividing such cash amount by the average of the fair market value of the Corporation's common stock on each of the dates in the immediately preceding year on which dividends were paid.
Effective as of January 1, 2008, the Corporation imposed a limitation on the maximum number of years such DERs will continue to remain outstanding. Accordingly, the DERs will terminate with the dividends paid by the Corporation during the 2017 calendar year, with the last DER conversion into deferred stock to occur on the first business day in January 2018. As part of the DER phase-out, each non-employee Board member was given the opportunity to make a special election by December 31, 2007 to receive a distribution from his accounts under the two programs in either (i) a lump sum distribution in any calendar year within the 10-year period from 2009 to 2018 or (ii) an installment distribution over a five or 10-year period within that 10-year period. The amount distributable from each such account would be equal to the number of deferred shares credited to that account as of December 31, 2007 plus the number of additional deferred shares subsequently credited to that account by reason of the dividend equivalent rights existing on those deferred shares during the period prior to their distribution. No further DERs would be paid on the distributed shares, but those shares would be entitled to actual dividends as and when paid to the Corporation's shareholders. In the absence of such special payment election, the distribution of the non-employee Board member's accounts will continue to be deferred until cessation of Board service. Only Mr. Cali made a special payment election and elected to receive his deferred accounts in five annual installments over the five calendar-year period beginning with the 2014 calendar year. The Corporation issued 4,947 shares of common stock, 5,080 shares of common stock and 5,198 shares of common stock to Mr. Cali in January 2014, January 2015 and January 2016 respectively in accordance with his election.

On January 4, 2016, the following current non-employee Board members were credited with additional shares of deferred stock pursuant to their DERs: Mr. Cali, 364 shares; Mr. King, 224 shares; and Mr. Van Valer, 65 shares. A portion of the shares credited to Mr. Cali were distributed to him in January 2016 in accordance with his payment election.
Expense Reimbursement Policies
Under the Corporation's Director Compensation and Expense Reimbursement Policies, each non-employee director will be reimbursed for all reasonable expenses incurred in connection with his or her attendance at Board or committee meetings of SJW Corp. or its subsidiaries as well as his or her attendance at certain other meetings held by such companies. Expenses subject to reimbursement include the expense of traveling by non-commercial aircraft if within 1,000 miles of company headquarters and approved by the Chairman of the Board, and the expense of traveling first class for any travel within the United States. A copy of the Director Compensation and Expense Reimbursement Policies, amended and restated as of January 1, 2014, is attached as Exhibit 10.36 to the Form 10-K filed for the year ended December 31, 2013.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote FOR the election of the nine nominees listed on page 4.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED ACCOUNTING FIRM
General
The Audit Committee of the Board of Directors has appointed KPMG LLP as the Corporation's independent registered public accounting firm (the "independent accountants") for fiscal year 2016. At the annual meeting, shareholders are being asked to ratify the appointment of KPMG LLP as the Corporation's independent accountants for fiscal year 2016. In the event the shareholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection.
Representatives of KPMG LLP are expected to be present at the annual meeting. They have been offered the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Principal Independent Accountants' Fees and Services
The following table sets forth the approximate aggregate fees billed to the Corporation during or for fiscal years 2014 and 2015:

	2015	2014
Audit Fees (1)	$810,000	$801,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	$5,225
All Other Fees (4)	—	—
Total Fees	$810,000	$806,225
______________

(1)
Audit Fees: This category consists of the fees billed for those fiscal years for the audit of annual financial statements, review of the financial statements included in quarterly reports on Form 10-Q and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees: This category consists of fees billed in those fiscal years with respect to assurance and related services by the independent accountants that are reasonably related to the performance of the audit and review of financial statements and are not reported under "Audit Fees."

(3)
Tax Fees: This category consists of fees billed in those fiscal years with respect to professional services rendered by the independent accountants for tax compliance, tax advice and tax planning. All tax fees were pre-approved by the Audit Committee.

(4)	All Other Fees: This category consists of fees billed in those fiscal years which are not covered by "Audit Fees," "Audit-Related Fees" and "Tax Fees."
The Audit Committee has considered and concluded that the provision of services described above is compatible with maintaining the independence of KPMG LLP.
The Audit Committee has adopted a pre-approval policy regarding the rendering of audit, audit-related and non-audit services by KPMG LLP. In general, audit fees are reviewed and approved by the Audit Committee annually. Audit-related and non-audit services are pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to pre-approve specific services to be rendered by KPMG LLP subject to ratification by the Audit Committee when it next convenes a meeting.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the adoption of the proposal to ratify the appointment of KPMG LLP as SJW Corp.'s independent accountants for fiscal year 2016. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

OWNERSHIP OF SECURITIES
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Corporation, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. These persons are required to furnish SJW Corp. with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no other reports were required during 2015, SJW Corp. believes that all Section 16(a) reporting obligations were met during 2015.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of February 2, 2016, certain information concerning beneficial ownership of shares of SJW Corp. common stock by each director of the Corporation, nominee for director, and the Corporation's Chief Executive Officer, Chief Financial Officer and each of the Corporation's other executive officers named in the Summary Compensation Table below (the "named executive officers"), and all directors, nominees and named executive officers as a group and beneficial owners of five percent or more of outstanding shares of common stock of SJW Corp. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that spouses share authority under applicable law. None of the shares reported as beneficially owned have been pledged as security for any loan or indebtedness. Unless otherwise indicated, the principal address of each of the shareholder below is c/o SJW Corp., 110 W. Taylor Street, San Jose, California 95110. The calculations in the table below are based on 20,395,959 shares of common stock issued and outstanding as of February 2, 2016. In addition, shares of common stock that may be acquired by the person shown in the table within 60 days of February 2, 2016 are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name	Shares Beneficially Owned	Percent of Class
Directors and Nominees for Directors:
Katharine Armstrong (1)	6,217	*
Walter J. Bishop (2)	6,027	*
Mark L. Cali (3)	298,485	1.5%
Douglas R. King (4)	6,167	*
Debra Man	—	*
Daniel B. More	—	*
Ronald B. Moskovitz (5)	6,667	*
George E. Moss (6)(7)	1,901,490	9.3%
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board (8)	112,714	*
Robert A. Van Valer (9)(10)	2,215,154	10.9%
Executive Officers not listed above:
Andrew R. Gere, Chief Operating Officer (since April 29, 2015) (11)	7,795	*
Palle L. Jensen, Senior Vice President of Regulatory Affairs (12)	14,878	*
James P. Lynch, Chief Financial Officer and Treasurer (13)	14,958	*
Andrew F. Walters, Chief Administrative Officer (14)	2,954	*
All directors, nominees and executive officers as a group (14 individuals) (15)	4,593,506	22.5%
Beneficial owners of five percent or more not listed above:
Nancy O. Moss (16)(17)	1,181,092	5.8%
Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. (18) One Corporate Center, Rye, New York 10580-1435	1,032,580	5.1%
_______________

*	Represents less than one percent of the outstanding shares of SJW Corp.'s common stock.

(1)
Includes (i) 2,550 shares of common stock, (ii) 1,000 shares of common stock held under an IRA account, and (iii) 2,667 shares of common stock held by the Katharine Armstrong Love Exempt Trust U/A/D 6/30/2009 for which Katharine Armstrong is the sole trustee.

(2)
Includes 6,027 shares of common stock held by the Bishop Family Trust for which Walter Bishop and his spouse are trustees. Mr. Bishop has shared voting and investment powers with respect to such shares.

(3)
Includes (i) 35,203 shares of common stock held by the Mark Cali Revocable Trust for which Mark Cali is the sole trustee, (ii) 170,096 shares of common stock held by the Cali 1994 Living Trust for which Mr. Cali is a co-trustee, (iii) 64,998 shares of common stock held by the Cali Family Gift Trust for which Mr. Cali is the sole trustee, (iv) 26,700 shares of common stock held by Nina Negranti, Mr. Cali's spouse, as trustee of the Nina Negranti Revocable Trust, (v) 1,200 shares of common stock held by Nina Negranti's IRA, and (vi) 288 shares of common stock held by Mr. Cali's son, Clark Cali. Mr. Cali has shared voting and investment powers with respect to the 170,096 shares. Mr. Cali is not standing for reelection at the annual meeting.

(4)
Includes 6,167 shares of common stock held by the King Family Trust dated June 6, 2005 of which Mr. King and Melinda King are trustees. Mr. King has shared voting and investment powers with respect to such shares.

(5)
Includes 6,667 shares of common stock held by the Moskovitz Family Trust U/A DTD 6/12/2003 of which Mr. Moskovitz and Jessica M. Moskovitz are trustees. Mr. Moskovitz has shared voting and investment powers with respect to such shares.

(6)
Includes (i) 1,081,854 shares of common stock held by the George Edward Moss Trust, a living trust of which Mr. Moss is the sole trustee and sole beneficiary, (ii) 6,644 shares of common stock held by his spouse's revocable trust, (iii) 830 shares of common stock held under his spouse's IRA, (iv) 1,103 shares of common stock held under his spouse's Roth IRA, and (v) 811,059 shares of common stock held by the John Kimberly Moss Trust for which George Moss disclaims beneficial ownership except to the extent of his pecuniary interest.

(7)	The address for George E. Moss is 4360 Worth Street, Los Angeles, California 90063.

(8)
Includes (i) 90,269 shares of common stock held by the W. Richard Roth and Viviane L. Roth Community Property Revocable Trust dated December 17, 2004 of which Mr. Roth and Viviane L. Roth are trustees, (ii) 18,300 shares of common stock held by a separate property trust for which Mr. Roth is trustee, and (iii) 4,145 shares of common stock subject to a restricted stock unit award that were issued on February 29, 2016 (which amount is net of shares withheld to cover withholding taxes). Mr. Roth has shared voting and investment powers with respect to the 90,269 shares.

(9)
Includes (i) 77,286 shares of common stock, (ii) 1,937,226 shares of common stock held under the Non Exempt Bypass Trust created under the Roscoe Moss Jr Revocable Trust dated March 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers, and (iii) 200,642 shares of common stock held under an Exempt Bypass Trust created under the Roscoe Moss Jr Revocable Trust dated March 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers.

(10)	The address for Robert A. Van Valer is 4360 Worth Street, Los Angeles, California 90063.

(11)
Includes (i) 7,319 shares of common stock and (ii) 476 shares of common stock subject to a restricted stock unit award that were issued on February 29, 2016 (which amount is net of shares withheld to cover withholding taxes).

(12)
Includes (i) 13,915 shares of common stock and (ii) 963 shares of common stock subject to a restricted stock unit award that were issued on February 29, 2016 (which amount is net of shares withheld to cover withholding taxes).

(13)
Includes (i) 11,338 shares of common stock, (ii) 2,500 shares of common stock held under a Roth IRA, and (iii) 1,120 shares of common stock subject to a restricted stock unit award that were issued on February 29, 2016 (which amount is net of shares withheld to cover withholding taxes). Mr. Lynch has shared voting and investment powers with respect to the 11,338 shares.

(14)
Includes (i) 1,891 shares of common stock, (ii) 100 shares of common stock held by Mr. Walters' spouse, and (iii) 963 shares of common stock subject to a restricted stock unit award that were issued on February 29, 2016 (which amount is net of shares withheld to cover withholding taxes).

(15)
Includes 7,667 shares of common stock subject to restricted stock unit awards that were issued to the named executive officers on February 29, 2016 (which amount is net of shares withheld to cover withholding taxes).  See footnotes (8) and (11) through (14) above.

(16)
Includes (i) 1,180,092 shares of common stock held by the Nancy O. Moss Trust and (ii) 1,000 shares of common stock held under a SEP-IRA account. Ms. Moss has shared voting and investment powers over the shares held in her trust.

(17)	The mailing address of Nancy O. Moss is 25 Kewen Place, San Marino, California 91108.

(18)
Pursuant to Schedule 13D/A filed with the SEC on March 3, 2016, by Gabelli Funds, LLC, GAMCO Asset Management Inc. ("GAMCO") and Teton Advisors, Inc. According to this Schedule 13D/A, GAMCO, Gabelli Funds, LLC and Teton Advisors, Inc. had the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 311,375 shares of common stock, 609,901 shares of common stock and 111,304 shares of common stock respectively, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO did not have the authority to vote 25,100 of the reported shares, (ii) Gabelli Funds, LLC had sole dispositive and voting power with respect to the shares of the Corporation held by the Funds (as defined in the Schedule 13D/A) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Corporation and, in that event, the Proxy Voting Committee of each Fund would respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each such Fund could take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario J. Gabelli, Associated Capital Group, Inc., GAMCO Investors, Inc., and GGCP, Inc. were indirect with respect to shares beneficially owned directly by other reporting persons.

In addition to the ownership of the shares reported in the above table, as of February 2, 2016, the following directors, nominees to the Board and named executive officers held deferred stock awards and restricted stock units covering shares of the Corporation's common stock as follows:

Name	Number of Shares*
Directors and Nominees for Directors:
Katharine Armstrong	1,169	(1)
Walter J. Bishop	1,169	(1)
Mark L. Cali	11,570	(1)(2)
Douglas R. King	10,125	(1)(2)
Debra Man	—
Daniel B. More	1,169	(1)
Ronald B. Moskovitz	1,169	(1)
George E. Moss	1,169	(1)
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board	163,261	(3)
Robert A. Van Valer	3,776	(1)(2)
Executive Officers not listed above:
Andrew R. Gere, Chief Operating Officer (since April 29, 2015)	5,315	(4)
Palle L. Jensen, Senior Vice President of Regulatory Affairs	6,911	(4)
James P. Lynch, Chief Financial Officer and Treasurer	7,444	(4)
Andrew F. Walters, Chief Administrative Officer	6,929	(4)
______________

*	The shares reported in this table are not deemed to be beneficially owned by the individuals listed above under applicable SEC rules and regulations.

(1)
Includes shares of common stock underlying restricted stock units awarded to the non-employee Board members under the Corporation's Long-Term Incentive Plan. The restricted stock units vest in full upon the non-employee director's continuation in board service through the day immediately preceding the date of the following annual shareholder meeting. The units will vest in full, and the underlying shares will become immediately issuable should such non-employee director cease Board service by reason of death or permanent disability prior to such vesting date.

(2)
Includes shares of the Corporation's common stock underlying deferred stock awards which will be issued in one or more installments following the individual's cessation of such Board service or any earlier date that the non-employee Board member has designated pursuant to the special payment election provided to him in 2007.

(3)
The 163,261 shares of the Corporation's common stock are issuable pursuant to deferred stock awards and restricted stock units which are subject to various performance vesting and service vesting requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.

(4)
The shares of the Corporation's common stock issuable pursuant to these restricted stock unit awards are subject to various performance vesting and service vesting schedules requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.

For further information concerning such restricted stock unit and deferred stock awards, please see the following sections of this proxy statement: "Compensation of Directors" and "Executive Compensation and Related Information-Summary Compensation Table and Grants of Plan-Based Awards."

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for reviewing and approving the compensation payable to the Corporation's officers and other key employees. This Compensation Discussion and Analysis discusses the principles underlying the Corporation's policies and decisions relating to executive officer compensation for the 2015 fiscal year. The Corporation's Chief Executive Officer (the "CEO"), the Chief Financial Officer and the other executive officers included in the Summary Compensation Table that appears later in this proxy statement will be referred to as the "named executive officers" for purposes of this discussion.
Executive Summary
Highlights of Compensation Program Changes for 2015
During 2014, the Committee undertook a comprehensive review of the Corporation's compensation philosophy, policies and practices and made significant changes related to 2015 fiscal year compensation that align the compensation programs for the executive officers with the Corporation's objectives and respond to changes in the marketplace:

•
The Committee adjusted the peer group used to benchmark executive compensation to ensure that the peer group best represents the market for executive talent among similar size, publicly-traded regulated utility companies.

•
The Committee negotiated a new multi-year compensation package for the CEO which includes multi-year equity grants; approximately 70 percent of his target equity awards provided under the new compensation package are in the form of performance-based awards tied to financial performance and total shareholder return.

•	A significant portion of the 2015 long-term incentive awards for the other named executive officers are tied to performance-based vesting.

•	The corporate level goal included in the short-term incentive program was revised for 2015 so that different performance measures are utilized for the annual bonuses and equity awards.

•	The performance-based equity awards granted to our named executive officers in 2015 are subject to clawback to the extent required by law or stock exchange listing requirements.
Summary of Executive Compensation Governance
Consistent with our focus on pay for performance, the framework for our compensation governance practices includes the following:

•	Performance contingent compensation in the form of the annual short-term incentive and a significant portion of the long-term equity incentive awards.

•
Multiple performance metrics between the annual and long-term incentive plans discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of the Corporation.

•	The Committee retains an independent compensation consultant to advise the Committee.

•	For purposes of benchmarking, we used a peer group that was developed based on objective criteria recommended by our compensation consultant.

•	We have implemented a clawback provision in restricted stock units (RSUs) grants made in 2015.

•	We do not allow hedging and pledging of our common stock.

•
Our executive stock ownership guidelines require stock ownership levels equal to a specified multiple of base salary. The ownership levels are two times base salary for our Chief Executive Officer and one time base salary for our other executive officers.

•	The Committee annually assesses whether our compensation programs have potential risks that are reasonably likely to have a material adverse effect on the Corporation.

Compensation Objectives and Philosophy
The Committee seeks to maintain an overarching pay-for-performance compensation philosophy through the use of compensation programs for the Corporation's executive officers that are designed to attain the following objectives:

•	Recruit, motivate and retain executives capable of meeting the Corporation's strategic objectives;

•	Provide incentives to achieve superior executive performance and successful financial results for the Corporation; and

•	Align the interests of executives with the long-term interests of shareholders.
The Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is both market competitive and internally fair;

•	Linking a substantial portion of compensation to the Corporation's financial performance and the individual's contribution to that performance;

•	Maintaining a compensation structure that is designed to provide below-target compensation for underachievement and upward leverage for exceptional performance; and

•	Providing long-term equity-based incentives and encouraging direct share ownership by executive officers.
The Committee is not authorized to delegate any of its authority with respect to executive officer compensation, other than with respect to routine administrative functions. However, the Committee may from time to time consult with other independent Board members regarding executive compensation matters and is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation's executive officers and other key employees.
Setting Executive Compensation for 2015
Major compensation decisions for each fiscal year, including base salary adjustments, the determination of target annual bonus opportunities and the determination of the size of long-term equity incentive awards, are generally made by the Committee during the last quarter of the prior year or during the first quarter of the current year. For the 2015 fiscal year, such decisions were made in October 2014 (with respect to establishing base salaries, target annual bonuses and grant of equity awards), January and February 2015 (with respect to setting the performance goals applicable to the annual bonuses and equity awards) and April 2015 (with respect to further adjusting the cash compensation, setting the performance goals to the annual bonus and grant of additional equity awards for one of the named executive officers in connection with his appointment).
The principal factors that the Committee considered when setting the 2015 compensation levels for the named executive officers were as follows:

•	Competitive benchmarking;

•	Long-term retention;

•	Management's recommendations;

•	Advice from the Committee's independent compensation consultant and other compensation advisors;

•	Results of the last Say-on-Pay Proposal;

•	Comparison of the Corporation's performance against certain operational and qualitative goals identified in the Corporation's strategic plan;

•	Individual performance as assessed by the Committee, with input from the CEO as to the named executive officers other than himself;

•	The cost of living in the San Francisco Bay Area; and

•	Tenure, future potential and internal pay equity.

Impact of 2014 Say-on-Pay Vote: The most recent shareholder advisory vote on executive officer compensation required under the federal securities laws was held on April 30, 2014. Approximately 73 percent of the votes cast on such proposal were in favor of the compensation of the named executive officers. Following the 2014 annual shareholder meeting, the Committee undertook a review of the Corporation's compensation philosophy, policies and practices and made significant changes as described herein that impacted the compensation of the named executive officers for the 2015 fiscal year and thereafter.
The Committee will continue to take into account future shareholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to the Corporation's executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes or to address market developments. Based on the voting preference of the shareholders, the frequency of future Say-on-Pay votes is every three years. Accordingly, the next shareholder advisory vote on executive officer compensation will occur at the 2017 annual meeting and the Committee will take into account the results of such shareholder advisory vote in setting compensation for future years.
Role of Management: As in prior years, the CEO provided the Committee with recommendations regarding the 2015 compensation levels for each of the named executive officers other than himself. Such recommendations included base salary adjustments, target bonus amounts and actual payout levels for those bonuses, and the size of long-term incentive awards. The CEO also provided the Committee with his assessment of the individual performance of each of the other named executive officers.
Role of External Advisors: The Committee engaged Mercer (US) Inc. ("Mercer"), a global human resource consulting firm with extensive expertize and experience providing executive compensation consulting services, to serve as the Committee's new independent compensation consultant in April 2014. Mercer provided the following services:

•	Advised the Committee in selecting a new peer group to be used for benchmarking compensation;

•	Conducted a competitive review of CEO and other executive officer compensation levels and practices relative to the revised peer group;

•	Advised the Committee in determining the appropriate base salary, annual incentive and equity compensation terms for the CEO under his amended employment agreement;

•	Advised the Committee in determining the appropriate base salary, annual incentive and equity compensation terms for the other named executive officers;

•	Advised the Committee regarding short and long-term incentive compensation design changes; and

•	Conducted a benchmarking assessment of the competitiveness of director compensation relative to the revised peer group.
Representatives of Mercer attended certain Committee meetings and provided guidance and expertise on competitive pay practices and plan designs that are consistent with the key objectives of the Corporation's compensation programs. Mercer did not perform any services on behalf of management. In addition, the Committee determined that Mercer was independent and that Mercer's work did not raise any conflict of interest. The Committee made such determinations primarily on the basis of the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934. The Committee will apply the same factors, together with any factors identified by the New York Stock Exchange and any other factors the Committee may deem relevant under the circumstances, in determining whether any other persons from whom the Committee seeks advice relating to executive compensation matters is independent or whether any potential conflicts exist.
Benchmarking: The Committee made a number of decisions regarding 2015 fiscal year compensation for the named executive officers on the basis of the executive compensation benchmarking report prepared by Mercer dated October 2014. The October 2014 report benchmarked the compensation paid by the peer group described below to their executive officers; the compensation data was based on 2014 proxy disclosures aged forward for compensation planning purposes, reflecting the historic nature of the collected data.
As part of the overall compensation review undertaken in 2014, and based on recommendations from Mercer, the Committee approved a new peer group comprised of companies that are U.S. publicly-traded utility companies of similar size and companies that are identified externally as the Corporation’s peers.  The revision of the peer group resulted in the elimination of two of the companies that were previously included in the peer group, for benchmarking compensation decisions made for the 2014 fiscal year (including CH Energy Group which was acquired in 2013) and the addition of four new companies that satisfied the revised criteria.  The Committee believes that all of the peer companies represented primary competitors for executive talent and investment capital.
Accordingly, the revised peer group in effect for benchmarking decisions made after April 2014 (including the compensation for the CEO under his amended employment agreement) was comprised of the following companies:

Peer Group
American States Water	American Water Works	Artesian Resources	Aqua America
California Water Service Group	Chesapeake Utilities	Connecticut Water Service	El Paso Electric
Empire District Electric	Gas Natural	MGE Energy	Middlesex Water
Northwest Natural Gas	South Jersey Industries	Unitil	York Water
For the 2015 fiscal year, the Committee targeted total annual direct compensation between the median and the 75th percentile of the new peer group. The table below shows the target total direct compensation for the 2015 fiscal year relative to the new peer group data as was provided by Mercer to the Committee:

Name	Title	Percentile Level of Total Target Direct Compensation for 2015 Fiscal Year
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	62nd	(1)
Andrew R. Gere	Chief Operating Officer (beginning April 29, 2015)	34th	(2)
Palle L. Jensen	Senior Vice President of Regulatory Affairs	58th
James P. Lynch	Chief Financial Officer and Treasurer	57th
Andrew F. Walters	Chief Administrative Officer	55th
_______________

(1)	For purposes of such calculation, the grant-date fair values of equity awards provided to Mr. Roth under the amended employment agreement were annualized over the respective vesting periods.

(2)
Mr. Gere’s positioning is based on his base salary and target annual bonus opportunity which were set in April 2015 in connection with his appointment as the Chief Operating Officer, and grant date fair value of restricted stock units granted for 2015.

Amendment of CEO Employment Agreement
In July 2014, the Committee negotiated a new compensation package with the CEO and amended his employment agreement. The primary objective of the amended agreement was to retain Mr. Roth's services and his leadership and direction in the achievement of the Corporation's strategic business objectives through the end of the 2017 fiscal year. Therefore the new compensation package utilizes a multi-year equity award structure in lieu of a series of annual grants, and a combination of performance-vesting requirements and service-vesting requirements on the equity awards that are intended to enhance shareholder value, promote the retention of his services, and provide a competitively positioned annualized total direct compensation package over the extended contract term.
The principal terms of the employment agreement, as most recently amended, are summarized in the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this proxy statement. However, for purposes of this discussion, it is important to note the following key points regarding the amended agreement:

•
Mr. Roth's annual base salary for the 2015 calendar year was increased to $710,000, and his annual base salary for the 2016 and 2017 calendar years will be increased by four percent per year to $738,400 and $767,936, respectively.

•	Mr. Roth's target bonus will remain at 25% of his base salary.

•	Approximately 70 percent of his target equity awards are in the form of performance based RSUs, half of which are based on a three-year performance period.

•	Mr. Roth's compensation will be subject to clawback in accordance with applicable laws and regulations.

•	Equity awards under the revised agreement include the following:

◦
A multi-year performance-based RSU award covering 19,917 target shares of the Corporation's common stock, which vests based on total shareholder return ("TSR") performance relative to eight water utility peers over the period measured from August 4, 2014 to December 31, 2017 (the "TSR Performance Period"), provided Mr. Roth remains in service with the Corporation through the end of such performance period.

◦
A multi-year service-based RSU award covering 17,071 shares of the Corporation's common stock which vests in three equal annual installments upon Mr. Roth's completion of each year of service measured over the three-year period measured from January 1, 2015 to December 31, 2017.

◦
Annual performance based RSU awards in the 2015, 2016 and 2017 calendar years, each award covering 6,639 target shares (subject to adjustment for certain events that occur prior to the grant date of that award), which vest based on the achievement of a return on equity ("ROE") based performance goal, to be determined at the start of each calendar year and measured over the applicable calendar year period (and subject to Mr. Roth's continued service through December 31 of the calendar year).

Components of Compensation
For the 2015 fiscal year, the principal components of the Corporation's executive compensation program were as follows:

•	Base salary

•	Annual short-term cash incentives

•	Long-term equity incentive awards

•	Retirement benefit accruals
As a general guideline, the Committee seeks to target total direct compensation between the median and the 75th percentile for comparable positions at the peer group companies. The Committee believes that this range is appropriate given that the Corporation competes for talent in the highly competitive San Francisco Bay Area and the higher cost of living in the area relative to its peers. There is no pre-established policy for the allocation of compensation between cash and non-cash (equity) components or between short-term and long-term components, and there are no pre-established ratios between the CEO's compensation and that of the other named executive officers. Instead, the Committee determines the total direct compensation of each named executive officer based on its review of competitive market data for his or her position and its subjective analysis of that individual's performance and contribution to the Corporation's financial performance. The Committee may also take into account internal pay equity considerations based on the individual's relative duties and responsibilities within the organization. The named executive officers are also provided with market competitive benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain defined circumstances, as more fully set forth below in this section and in the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this proxy statement.
Base Salary
It is the Committee's objective to set a competitive annual rate of base salary for each officer. The Committee believes that such competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their executive officers with an annual component of compensation that provides a level of economic security and continuity from year to year, without substantial adjustments to reflect the Corporation's performance.
CEO Base Salary: Pursuant to his amended employment agreement, the CEO's base salary for calendar year 2015 was set at $710,000 which represented a 5% increase over his base salary for calendar year 2014.
Base Salary of the Other Named Executive Officers: In setting the 2015 fiscal year base salaries for the other named executive officers, the Committee considered each executive officer's tenure and responsibilities with the Corporation, competitive market data for his position, the high cost of living in the San Francisco Bay Area, internal pay equity considerations, and the other components of his total direct compensation for the year. The Committee approved market-based salary adjustments that ranged from zero to 10 percent increases for each of the below-listed named executive officers. Mr. Jensen's salary was increased by 10 percent in an effort to bring his total compensation in line with the competitive market and to be internally equitable.
Accordingly, the base salary levels in effect for the 2014 and 2015 fiscal years for each named executive officer and the applicable percentage increases for the 2015 fiscal year are as follows:

Name	Title	2014 Salary	2015 Salary	% Increase
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$676,000	$710,000	5.0%
Andrew R. Gere	Chief Operating Officer (beginning April 29, 2015)	N/A	$280,000	N/A	(1)
Palle L. Jensen	Senior Vice President of Regulatory Affairs	$300,000	$330,000	10.0%
James P. Lynch	Chief Financial Officer and Treasurer	$403,000	$403,000	0.0%	(2)
Andrew F. Walters	Chief Administrative Officer	$350,000	$357,000	2.0%
_______________

(1)	Mr. Gere's base salary was increased to $280,000 in connection with his appointment as Chief Operating Officer in April 2015.

(2)	Mr. Lynch's base salary was not increased in 2015 in light of the competitive market data for his position.
Annual Bonus
As part of their total compensation package, the Corporation's executive officers have the opportunity to earn an annual cash bonus. The cash bonus awards are designed to reward superior corporate and executive performance while reinforcing the Corporation's short-term strategic operating goals. The potential cash bonuses for the executive officers for the 2015 fiscal year were tied to the Corporation's attainment of the following performance goals: (i) capital additions, (ii) environmental compliance, and (iii) several operational goals. The operational goals represent a mix of quantitative financial and non-financial goals covering key business objectives used to manage the business that are critical to achieving and maintaining superior performance in the public utilities industry. The non-financial operational goals are critical to measuring the successful operation of the business. All financial and non-financial goals are quantitative goals set by the Committee at the start of the fiscal year. The potential bonuses for the named executive officers other than the CEO were also tied to individual performance goals established by the Committee.
Each year, the Committee establishes a target bonus for each named executive officer (tied to either a percentage of base salary or a specific dollar amount). The target bonus levels in effect for the 2014 and 2015 fiscal years for each named executive officer and the applicable percentage increases for the 2015 fiscal year are as follows:

Name	Title	2014 Target Bonus	2015 Target Bonus	% Increase
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$169,000	$177,500	5.0%	(1)
Andrew R. Gere	Chief Operating Officer (beginning April 29, 2015)	N/A	$60,000	N/A	(2)
Palle L. Jensen	Senior Vice President of Regulatory Affairs	$90,000	$106,000	17.8%
James P. Lynch	Chief Financial Officer and Treasurer	$85,000	$85,000	0.0%	(3)
Andrew F. Walters	Chief Administrative Officer	$70,000	$79,000	12.9%
_______________

(1)
Mr. Roth's target bonus was set at 25% of his base salary, the same percentage as for 2014, in accordance with the terms of his employment agreement. The increase in target bonus for 2015 is due to the 5% increase in Mr. Roth's base salary for 2015.

(2)	Mr. Gere's 2015 target bonus was increased to $60,000 in connection with his appointment as Chief Operation Officer in April 2015.

(3)	Mr. Lynch's target bonus was not increased in 2015 in light of the competitive market date for his position.
The potential payout for each such bonus award can range from 0 to 150 percent of target for the CEO, and from 0 to 200 percent of target for the other named executive officers, based on the Corporation's performance against the pre-established performance goals and the Committee's assessment of the officer's performance for such year.
CEO's Bonus for the 2015 Fiscal Year: The actual dollar amount of the CEO's bonus for the 2015 fiscal year was tied to the level at which the Corporation attained the corporate performance goals established by the Committee for that year and ranged as follows:

Level of Performance	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance
Payout	—	$88,750 (12.5% of base salary)	$177,500 (25 % of base salary)	$266,250 (37.5 % of base salary)
The actual 2015 bonus award approved for Mr. Roth was $230,927, or 130.1 percent of his 2015 target annual bonus as described further below.
The performance goals set by the Committee for the 2015 fiscal year, together with the portion of the CEO target bonus allocated to each goal and the amount of bonus earned for each goal, were as set forth below.

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($)(4)	2015 Actual Bonus Award ($)
San Jose Water Company 2015 Capital Additions (1)	Target Goal: $93,150,000 Minimum Threshold: $82,800,000 Maximum Goal: $103,500,000 or more	$59,167	$58,634 Represents 99.1% of $59,167 based on $92,960,000 of capital additions (between Minimum Threshold and Target Goal)

Compliance (Environmental)	Maximum Goal: No material water quality or environmental violations (Target Goal and Minimum Threshold are not applicable) (3)	$59,167	$88,751 Represents 150% of $59,167(Maximum Goal attained)

San Jose Water Company Operational Goal (2)	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency Minimum Threshold: Achieve 70% of identified water industry objectives Maximum Goal: Achieve 90% of identified key water industry objectives	$59,166	$83,542 Represents 141.2% of $59,166 based on 88.2% achievement of identified key water industry objectives (between Target Goal and Maximum Goal)
	Total 2015 Actual Bonus Award		$230,927
_______________

(1)
"San Jose Water Capital Additions" means San Jose Water Company's 2015 capital expenditures and does not include (i) the cost to retire facilities and (ii) improvements made to the Montevina Treatment Plant. The Target Goal, Minimum Threshold and Maximum Goal are equal to 90%, 80% and 100%, respectively, of the amount of capital expenditures (not including the cost to retire facilities and improvements made to the Montevina Treatment Plant) approved by San Jose Water Company's Board for the 2015 fiscal year.

(2)
San Jose Water Company annually establishes quantitative financial and non-financial operational goals (i.e., performance indicators) that are designed to align management's operating objectives with the primary goals of the Corporation's Strategic Plan. Operational goals are established by the Committee at the start of each fiscal year in terms of specific benchmarks that measure San Jose Water Company's performance in five critical areas: (i) water quality and pressure; (ii) customer service; (iii) infrastructure integrity and reliability; and (iv) efficiency and productivity. For 2015, the operational goals were comprised of 17 key performance indicators, of which 15 (88.2%) were achieved at target level or above.

(3)
"No material water quality or environmental violations" means the absence of citations with material fines issued by state or federal environmental regulators in the 2015 fiscal year in connection with violations which occurred in the 2015 fiscal year or any of the preceding two years. A material fine is deemed to occur if the amount of the fine exceeds $25,000 in any one instance or $100,000 in the aggregate for the year.

(4)
The actual bonus attributable to each performance goal could have ranged from 0 to 150% of the portion of the target bonus amount allocated to that goal as described above. If the actual level of attainment of any such performance goal was between two of the designated levels, then the bonus potential with respect to that goal would be interpolated on a straight-line basis.

2015 Fiscal Year Bonuses for the Other Named Executive Officers: The actual bonus amount that any other named executive officer could have earned for the 2015 fiscal year ranged from 0 to 200 percent of his target bonus based on the Corporation's performance and the Committee's assessment of the named executive officer's individual performance for such year. The actual percentage within that range was to be determined as follows: (i) up to 150 percent of the target bonus could be earned, weighted 50 percent for the Corporation's performance and 50 percent for individual performance, and (ii) an additional 50 percent could be earned for exceptional individual performance.
The Corporation's performance was measured in terms of capital additions, environmental compliance and the attainment of certain operational goals, utilizing the same target for each such goal that was in effect for the CEO's 2015 fiscal year bonus, as summarized in the table above. However, the bonus potential for individual performance goals established for each of the other named executive officer was not pre-allocated in distinct dollar segments among those various individual goals, and the attainment of one or more of those goals did not guarantee that a named executive officer would be awarded any specific bonus amount. Rather, the portion of actual bonus amount payable for the 2015 fiscal year related to the individual goals for each of the other named executive officers was to be determined solely in the Committee's discretion based on its assessment of the named executive officer's individual performance measured against the achievement of specific individual operational goals or completion of specific projects or initiatives.

The table below summarizes the principal individual goals that the Committee set for the 2015 fiscal year for each of the other named executive officers:

Name	Title	Goals
Andrew R. Gere	Chief Operating Officer (beginning April 29, 2015)
- Manage/control operating costs
- Execute plan to attain key performance indicators/project milestones
- Improve water supply reliability
- Enhance IT system utilization by the operations, distribution systems and water quality departments (collectively the "Operations Departments")
- Enhance employee retention and succession plan in the Operations Departments
- Ensure outstanding customer service by the Operations Departments
- Enhance San Jose Water Company's asset management program

Palle L. Jensen	Senior Vice President of Regulatory Affairs
- Optimize regulatory functions, proceedings, and decisions
- Ensure timely rate recovery of costs and capital investments
- Establish/maintain effective regulatory and government relations
- Ensure compliance with regulatory rules and requirements
- Evaluate and implement strategic customer service initiatives

James P. Lynch	Chief Financial Officer and Treasurer
- Optimize capital management and control corporate cost
- Execute financial plan/budgets to achieve targeted results
- Integrate/optimize accounting, finance, treasury, and tax functions
- Execute investor relations and retirement plan funding strategies
- Evaluate and optimize deployment and use of strategic assets

Andrew F. Walters	Chief Administrative Officer
- Execute business transaction strategy
- Assist with the identification and implementation of operation and business process efficiencies
- Evaluate/execute corporate ventures and specific strategic initiatives
- Ensure organizational alignment with strategic plan/key performance indicators

In February 2016, the Committee determined, on the basis of the Corporation's performance in relation to the performance criteria listed above for the Corporation and the executive officer's individual performance, that bonuses for the 2015 fiscal year should be paid to the above-listed named executive officers in amounts ranging from 117 to 142 percent of target based on (i) reaching 130.1 percent of the target allocated to the Corporation's performance goals, (ii) reaching between 100 and 150 percent of the target allocated to individual performance goals for each of Messrs. Gere, Jensen, Lynch and Walters, and (iii) a special bonus in the amount of $2,500 in recognition of exemplary efforts by each of the such named executive officers during 2015 in connection with the management of the California drought. The table below sets forth the fiscal year 2015 annual bonus targets and actual bonus payout amounts for each of those named executive officers.

Name	Title	2015 Target Bonus ($)	2015 Target Bonus (% Salary)	2015 Actual Bonus ($)	2015 Actual Bonus (% Target Bonus)
Andrew R. Gere	Chief Operating Officer (beginning April 29, 2015)	$60,000	21%	$71,091	118%
Palle L. Jensen	Senior Vice President of Regulatory Affairs	$106,000	32%	$144,877	137%
James P. Lynch	Chief Financial Officer and Treasurer	$85,000	21%	$120,920	142%
Andrew F. Walters	Chief Administrative Officer	$79,000	22%	$92,811	117%

Long-Term Incentive Equity Awards
A significant portion of each named executive officer's compensation is provided in the form of long-term incentive equity awards under the Corporation's Long-Term Incentive Plan ("LTIP"). Long-term incentive awards are typically made to executive officers in the form of restricted stock units ("RSUs") covering shares of the Corporation's common stock. The Committee believes that RSUs are important to encourage the retention of the executive officers and will help to advance the share ownership guidelines the Committee has established for the executive officers. RSUs are less dilutive to shareholders than traditional option grants in terms of the number of shares issuable under those RSU awards and provide a more direct correlation between the compensation cost the Corporation must record for financial accounting purposes and the value delivered to the executive officers. In addition, RSUs continue to have value even in periods of declining stock prices and thereby serve as an important retention tool and also provide a less risky equity compensation program than that associated with option grants that only have value to the extent the price of the underlying stock appreciates over the option term.
The RSUs granted to date have vesting schedules that provide a meaningful incentive for the executive officer to remain in the Corporation's service. In addition, a substantial portion of the CEO's equity grants have historically been performance-vesting RSUs in order to link a greater percentage of his compensation to long-term shareholder return. Effective with the equity awards granted to the CEO under his amended employment agreement and the equity awards granted to the other named executive officers in the 2015 fiscal year, leveraged RSUs are also used to pay out at increasing rates based on the level of attainment of the specified performance goals.
The Committee has followed a grant practice of tying regular-cycle equity awards to its annual year-end review of individual performance and its assessment of the Corporation's performance for that year. Accordingly, equity awards are typically made to the named executive officers on an annual basis during the last quarter of each fiscal year or the first month of the succeeding fiscal year.
2015 Fiscal Year Grants to CEO: On January 27, 2015, the CEO was granted an award of RSUs covering 6,639 shares of the Corporation's common stock in accordance with the terms of his amended employment agreement. The RSUs vest based on the attainment of a performance goal based on return on equity ("ROE") measured over the 2015 calendar year period and continued service through December 31, 2015. The ROE goal was 7.41 percent. Based on a return on equity of 10.3 percent for the 2015 calendar year, the award vested in full.
On August 4, 2014, Mr. Roth was granted a performance-based RSU award that vests based on relative total shareholder return measured from August 4, 2014 to December 31, 2017 and a service-based RSU award that vests in equal annual installments over the three-year period measured from January 1, 2015 to December 31, 2017, pursuant to his amended employment agreement.
None of the RSU awards granted to Mr. Roth in 2014 and 2015 include dividend equivalent rights.
2015 Fiscal Year Grants to the Other Named Executive Officers: On January 2, 2015, Messrs. Jensen, Lynch and Walters and on January 2, 2015 and April 29, 2015, Mr. Gere, were each granted RSUs covering an aggregate number of shares of the Corporation's common stock specified below that vest in three equal installments upon completion of each year of service over the three year period measured from the grant date. The RSU awards are without any dividend equivalent rights.
In addition, on January 27, 2015, Messrs. Jensen, Lynch and Walters and on April 29, 2015, Mr. Gere, were each granted performance based RSUs covering the target number of shares specified below. Each such performance based award will vest based on the level of achievement of a performance goal based on ROE measured over the 2015 calendar year period and continued service through December 31, 2015. The ROE goal for the awards at threshold, target and maximum levels were 6.58 percent, 8.23 percent and 9.88 percent, respectively. The corresponding number of shares issuable to an individual under each such performance-based award will be 50 percent, 100 percent, and 150 percent of the target number of shares specified for such individual at threshold, target and maximum levels of performance, respectively, and no shares will be issued if the minimum threshold level of performance is not attained.

The chart below indicates the number of shares of the Corporation's common stock underlying the RSU awards granted to the named executive officers other than the CEO in January 2015 and in April 2015. No other equity awards were granted to them during the 2015 fiscal year:

Name	Title	Number of Shares subject to Service RSU Award (1)	Target Number of RSUs for ROE Award (1)(2)
Andrew R. Gere	Chief Operating Officer (beginning April 29, 2015)	1,124	501
Palle L. Jensen	Senior Vice President of Regulatory Affairs	2,397	1,028
James P. Lynch	Chief Financial Officer and Treasurer	2,789	1,196
Andrew F. Walters	Chief Administrative Officer	2,397	1,028
______________

(1)
The number of shares of common stock underlying the service-based RSUs granted to Mr. Gere on January 2, 2015 was determined by dividing $20,000 by $32.13, the closing selling price of the Corporation's common stock on the January 2, 2015 grant date of the award. The number of shares of common stock underlying the service-based and performance-based RSUs granted to Mr. Gere on April 29, 2015 was determined by dividing $30,000 by $29.95, the closing selling price of the Corporation's common stock on the April 29, 2015 grant date of the awards, allocated 50% for each award. The aggregate number of shares underlying the RSUs granted to Messrs. Jensen and Walters was determined by dividing $110,000 by $32.13, the closing selling price of the Corporation's common stock on the January 2, 2015 grant date, allocated between the service-based and performance-based awards as set forth above. The aggregate number of shares underlying the RSUs granted to Mr. Lynch was determined by dividing $128,000 by $32.13, the closing selling price of the Corporation's common stock on the January 2, 2015 grant date, allocated between the service-based and performance-based awards as set forth above.

(2)	Based on a return on equity of 10.3% for calendar year 2015, Messrs. Gere, Jensen, Lynch and Walters vested in 751, 1,542, 1,794 and 1,542 shares of common stock respectively under the ROE awards.
Executive Benefits and Perquisites
The named executive officers are provided with certain market competitive benefits and perquisites. It is the Committee's belief that such benefits are necessary for the Corporation to remain competitive and to attract and retain top caliber executive officers, since such benefits are commonly provided by peer group companies.
Retirement Benefits: Executive officers are eligible to receive retirement benefits under San Jose Water Company's Retirement Plan, a tax-qualified defined benefit plan covering a broad spectrum of the Corporation's employees. Executive officers hired before March 31, 2008 are eligible to receive additional retirement benefits under the Executive Supplemental Retirement Plan ("SERP"), and executive officers hired on or after March 31, 2008 are eligible to receive retirement benefits under the Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). Both of those plans are non-qualified plans in which only senior officers and other designated members of management may participate, and such individuals remain general creditors of San Jose Water Company with respect to their accrued benefits under those plans. A description of the plans and the benefits payable to each named executive officer upon retirement is set forth in the Pension Benefits table and the accompanying narrative that appears later in this proxy statement.

The pension benefits payable to the executive officers under the SERP will increase in correlation with increases in their compensation levels and years of service. However, the present value of each executive officer's accrued pension benefit under the SERP will not only reflect such increases but will also fluctuate from year to year based on the mortality tables and the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
Messrs. Lynch and Walters commenced employment with the Corporation after March 31, 2008 and accordingly participate in the Cash Balance SERP. Under that plan, each participant will receive compensation credits and interest credits on a quarterly basis to the book account maintained for him or her under the plan. The amount of the compensation credit each quarter will be tied to his or her compensation for that quarter and his or her years of credited service, and the percentage of compensation to be credited on such quarterly basis will increase as the participant's years of credited service increase. For Mr. Lynch, the percentage of compensation credited to his Cash Balance SERP account for the first 20 years of credited service will be at 15 percent of his quarterly compensation in lieu of the lower percentage levels in effect for other participants, and he vested in his accrued benefit under such plan after three years of service instead of the regular 10-year vesting schedule in effect for the other participants. Mr. Walters will also vest in his accrued benefit under such plan after three years of service.
For further information concerning the SERP and the Cash Balance SERP, please see the section entitled "Pension Benefits" that appears later in this proxy statement.
Broad-Based Employee Benefit Plans: Executive officers are also eligible to participate in San Jose Water Company's Salary Deferral Plan, a tax-qualified 401(k) defined contribution plan. San Jose Water Company matches up to four percent of each participant's contributions, subject to certain statutory limits. Such plan is open to all employees and officers under the same terms and conditions.
Elective Deferral: The named executive officers and certain other highly compensated employees may participate in San Jose Water Company's Special Deferral Election Plan pursuant to which eligible participants may defer up to 50 percent of their base salary and up to 100 percent of their bonus or other incentive compensation. The deferred amounts are credited with an annual fixed rate of interest that will not exceed 120 percent of the long-term Applicable Federal Rate ("AFR") determined at the start of each fiscal year, compounded semi-annually. A description of the plan and the amounts deferred thereunder are set forth in the section entitled "Non-Qualified Deferred Compensation," which appears later in this proxy statement.
Other Benefits and Perquisites: All administrative employees, including executive officers, are eligible to receive standard health care, disability, life and travel insurance, and professional development benefits. In addition, the Corporation provides certain executives from time to time with (i) vehicles for business use and personal commutes, (ii) club memberships, (iii) reimbursement of relocation and commuting expenses, including lodging and travel expenses, and (iv) reimbursement of certain spousal expenses incurred in connection with business trips taken by such executives. The Corporation also purchases season tickets to sporting and cultural events which the CEO and other executive officers and personnel of the Corporation may use for non-business purposes on occasions. The Corporation does not provide tax gross-ups for any imputed income in connection with providing those particular benefits and perquisites.
Risk Assessment
The Committee, with the input and assistance of the Corporation's Human Resources Department, reviewed the various compensation programs maintained by the Corporation and its subsidiaries to determine whether any of those programs, including those maintained for the named executive officers, encouraged excess risk taking that would create a material risk to the Corporation's economic viability. Based on that review and the fact that the Corporation operates in a heavily-regulated environment, the Committee concluded it was not reasonably likely that any of the Corporation's compensation programs, including the executive officer compensation programs, would have a material adverse effect upon the Corporation. For further information concerning the overall compensation risk assessment process, please see the section to this proxy statement entitled "Executive Compensation and Related Information - Risk Assessment of Compensation Policies and Practices," which appears later in this proxy statement.
Executive Severance Plan and Severance Programs
Executive Severance Plan: The Corporation maintains an Executive Severance Plan under which the CEO and the other named executive officers will become entitled to certain severance benefits on a so-called double trigger basis in the event their employment were to terminate under certain defined circumstances in connection with a change in control of the Corporation. Accordingly, such benefits would be triggered in connection with such a change in control only if the executive officer's employment is terminated by the Corporation other than for good cause or such executive officer resigns in connection with (i) a significantly adverse change in the nature or the scope of his or her authority or overall working environment, (ii) the assignment of duties materially inconsistent with his or her present duties, responsibilities or status, (iii) a reduction in the sum of his or her base salary and target bonus, or (iv) a relocation of his or her principal place of employment by 55 miles or more.
The Executive Severance Plan is designed to serve two primary purposes: (i) encourage the executive officers to remain in the Corporation's employ in the event of an actual or potential change in control transaction and (ii) align the interests of the Corporation's executive officers with those of the shareholders by enabling the executive officers to consider transactions that are in the best interests of the shareholders and provide opportunities for the creation of substantial shareholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements.
The Executive Severance Plan also allows the Corporation to maintain a standard set of severance benefits for new and existing executive officers and limit the instances where one-off arrangements will be negotiated with individual executive officers.
Based on the foregoing considerations and the many years of service that most of the executive officers have rendered to the Corporation, the Committee believes that the benefits provided under the Executive Severance Plan, including any tax gross-up payment to cover the parachute payment taxes the executive officers may incur under the federal tax laws with respect to one or more severance benefits provided under the plan, have been set at a fair and reasonable level and appropriately balance the respective interests of the various stakeholders.
For further information regarding the Executive Severance Plan and the severance benefits provided thereunder, please see the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this proxy statement.
Severance Benefits for Mr. Roth and Mr. Lynch: Pursuant to the terms of his original employment agreement, Mr. Roth will become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change in control. Mr. Lynch will, as part of his negotiated compensation package with the Corporation, become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change of control. The Committee believes that such protections are typical for chief executive officers and chief financial officers in the peer group companies. For further information concerning Mr. Roth's and Mr. Lynch's potential severance benefits, see the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this proxy statement.

Executive Officer Security Ownership Guidelines
In 2006, the Committee established a policy requiring named executive officers to achieve specific security ownership guidelines within five years. The Committee believes that such a policy is consistent with its philosophy of encouraging executive officer stock ownership and will serve to further align the interests of the executive officers with those of shareholders. Pursuant to the policy, executive officers are expected to own shares of the Corporation's common stock with an aggregate value equal to two times the annual base salary for the CEO and one times the annual base salary for the other named executive officers. Shares of the Corporation's common stock owned outright, shares underlying RSUs, and shares underlying deferred stock units, including deferred shares resulting from dividend equivalent rights, all count as shares owned for purposes of the guideline. Until the guideline is met, each executive is required to hold any shares of the Corporation's common stock issued upon the vesting of RSUs (net of any shares withheld or sold to cover statutory withholding taxes and other applicable taxes). As of December 30, 2015, all the named executive officers, except for Messrs. Gere and Walters, had complied with the policy. Messrs. Gere and Walters have until April 2020 and January 2019, respectively, to comply. The following table shows each named executive officer's share ownership as of December 30, 2015:

Name	Title	Security Ownership ($)(1)	Security Ownership Guideline ($)(2)
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$8,354,809	$1,420,000
Andrew R. Gere	Chief Operating Officer (beginning April 29, 2015)	$267,595	$280,000
Palle L. Jensen	Senior Vice President of Regulatory Affairs	$587,458	$330,000
James P. Lynch	Chief Financial Officer and Treasurer	$593,259	$403,000
Andrew F. Walters	Chief Administrative Officer	$204,856	$357,000
_______________

(1)
This amount is calculated by multiplying (i) the sum of the shares of the Corporation's common stock actually owned, the shares underlying restricted stock units and shares underlying deferred stock units, including deferred shares resulting from dividend equivalent rights, by (ii) $30.53, the closing selling price of the common stock on December 30, 2015.

(2)	This amount is equal to two times the base salary in effect for the CEO for the 2015 fiscal year and one times the base salary in effect for the other named executive officers for such year.

Policy Governing Hedging and Pledging of Common Stock
The Corporation has adopted policies that preclude the executive officers and certain employees and other individuals, including family members residing in the same household, from engaging in hedging or monetization transactions in the Corporation's common stock such as put and call options and short sales and from pledging the Corporation's common stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting requirements.
IRC Section 162(m) Compliance
As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as the Corporation are not allowed a federal income tax deduction for compensation paid to the CEO and the three other highest paid executive officers (other than the Chief Financial Officer) to the extent that such compensation exceeds one million dollars per officer in any one year and does not otherwise qualify as performance-based compensation. The Corporation's Long-Term Incentive Plan ("LTIP") is structured so that compensation deemed paid to an executive officer in connection with the exercise of stock options should qualify as performance-based compensation that is not subject to the one million dollar limitation. In addition, RSUs with performance-vesting goals tied to one or more of the performance criteria approved by the shareholders under the LTIP may also be structured to qualify as performance-based compensation for

Section 162(m) purposes. However, RSUs subject only to service-vesting requirements will not qualify as such performance-based compensation. Other awards made under the LTIP may or may not so qualify.
In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee's view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Corporation's financial performance and restricted stock units awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee's belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Corporation's financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Summary Compensation Table
The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Corporation and its subsidiaries for the years ended December 31, 2013, December 31, 2014, and December 31, 2015 by the Corporation's Chief Executive Officer, the Chief Financial Officer, and the Corporation's other most highly compensated executive officers whose total compensation for the 2015 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of the 2015 fiscal year. No executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2015 fiscal year (exclusive of any amounts that would have been reportable in column (h) of such table) have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "named executive officers."

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)		Bonus ($)(1)(2) (d)	Stock Awards ($)(3) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($)(1)(4) (g)	Change in Pension Value ($) (h)		All Other Compensation ($)(8) (i)	Total ($) (j)
W. Richard Roth	2015	$710,000		—	$228,116	—	$230,927	$380,200	(6)	$19,883	$1,569,126
President, Chief Executive Officer and Chairman of the Board of SJW Corp.	2014	$676,000		—	$1,204,635	—	$253,500	$1,138,973	(7)	$28,826	$3,301,934
	2013	$650,000		—	$380,007	—	$189,860	—	(7)	$32,089	$1,251,956

Andrew R. Gere	2015	$271,969	(5)	$32,500	$47,146	—	$38,591	$127,955		$18,346	$536,507
Chief Operating Officer of San Jose Water Company (beginning April 29, 2015)

Palle L. Jensen	2015	$330,000		$76,700	$106,825	—	$68,177	$399,781	(6)	$11,924	$993,407
Senior Vice President of Regulatory Affairs of San Jose Water Company	2014	$293,692		$22,500	$101,572	—	$101,250	$1,162,298	(7)	$13,023	$1,694,335
	2013	$265,000		$17,500	$91,994	—	$61,339	—	(7)	$13,109	$448,942

James P. Lynch	2015	$403,000		$66,250	$124,291	—	$54,670	$91,884	(6)	$23,594	$763,689
Chief Financial Officer and Treasurer of SJW Corp.	2014	$403,000		$21,250	$101,572	—	$95,625	$131,271	(7)	$23,197	$775,915
	2013	$389,000		$20,000	$91,994	—	$70,102	$74,783	(7)	$22,253	$668,132

Andrew F. Walters	2015	$357,000		$42,000	$106,825	—	$50,811	$53,143	(6)	$32,189	$641,968
Chief Administrative Officer of San Jose Water Company (beginning January 31, 2014)	2014	$316,862		$46,042	$101,470	—	$72,188	$43,530	(7)	$7,742	$587,834

_______________

(1)
Includes amounts deferred under (i) San Jose Water Company's Special Deferral Election Plan, a non-qualified deferred compensation plan for officers and other select management personnel and (ii) San Jose Water Company's Salary Deferral Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)
Represents the portion of the annual bonus paid at the discretion of the Committee based on a subjective assessment of individual performance goals. In the Summary Compensation Table included in the proxy statement filed in 2014, the entire annual bonus for the named executive officers other than the CEO was reported in the Bonus column. However, we believe that the portion of the annual bonus that is payable based on attainment of objective corporate performance goals should be reported in the Non-Equity Incentive Compensation column. Accordingly, the amount of the bonus payable based on attainment of the corporate performance goals is now reported in the Non-Equity Incentive Compensation table. For Mr. Walters in 2014, also includes a special $30,000 bonus received in connection with the commencement of his employment pursuant to the terms of his offer letter.

(3)
The dollar amount reported in the Stock Awards column is equal to the aggregate grant-date fair value of the time-based and performance-based restricted stock unit awards made during each reported fiscal year (and fully-vested shares issued to Mr. Roth in April of 2013), calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures related to service-vesting conditions. The assumptions used in the calculation of the FASB ASC Topic 718 grant-date fair value of each such award are set forth in Note 11 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2015 fiscal year. For time-based restricted stock unit awards, the grant date fair value was determined using the closing share price of the Corporation's common stock on the date of grant, as appropriately discounted to reflect the lack of dividend equivalent rights. For the performance-based restricted stock unit awards, the grant-date fair value is calculated based on the probable outcome of the attainment of the respective pre-established performance objectives as of the grant date at 100% of target, as appropriately discounted to reflect the lack of dividend equivalent rights. The grant-date fair values of the 2015 performance-based awards at target and assuming maximum attainment of the performance goal are as follows:

	Grant Date Fair Value at Target Attainment	Grant Date Fair Value at Maximum Attainment
W. Richard Roth	$228,116	$228,116
Andrew R. Gere	$14,714	$22,071
Palle L. Jensen	$35,322	$52,983
James P. Lynch	$41,095	$61,643
Andrew F. Walters	$35,322	$52,983

For further information concerning the time-based and performance-based restricted stock unit awards, see the section below entitled "Grants of Plan-Based Awards." Mr. Roth is credited with shares of deferred stock, and a number of those deferred shares include dividend equivalent rights. The phantom dividends that accumulate each year on those deferred shares pursuant to such dividend equivalent rights are converted into additional deferred shares. However, since the dividend equivalent rights were factored into the original grant-date fair value of Mr. Roth's deferred shares, no further amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the fiscal year as a result of those dividend equivalent rights. The phantom dividends for the 2015 fiscal year were converted on January 4, 2016 into an additional 2,887 deferred shares for Mr. Roth. Such deferred shares had a fair market value of $85,600 on December 31, 2015 based on the $29.65 closing selling price of the Corporation's common stock on December 31, 2015, the last trading day in the 2015 fiscal year.

(4)	Represents the portion of the annual bonus based on the level of attainment of corporate performance goals.

(5)	Mr. Gere's base salary was increased to $280,000 in connection with his appointment as Chief Operating Officer in April 2015.

(6)
Consists solely of the change in the actuarial present value of each named executive officer's accrued pension benefits recorded for the 2015 fiscal year. The present value increased for each of Messrs. Roth, Gere, Jensen, Lynch and Walters above the present value at the close of fiscal year 2014. The present value for each of the accrued pension benefit fluctuates from year-to-year based on additional years of service, changes in compensation and increased age. In addition, such fluctuations may also occur due to the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase. The table below indicates the actuarial present value of the pension benefits accrued as of the close of the 2015 and 2014 fiscal years, respectively, by each named executive officer. For the 2015 fiscal year calculations, the discount rates applied were 4.24% for the Retirement Plan and 3.95% for the Executive Supplemental Retirement Plan ("SERP") and Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). For the 2014 fiscal year calculations the discount rates applied were 3.88% for the Retirement Plan and 3.66% for the SERP and Cash Balance SERP. The mortality rate tables used were unchanged and are described as follows: the RP-2014 Mortality Table basis, published by The Society of Actuaries, with projection scale MP-2014 Mortality Improvement Scale. Messrs. Lynch and Walters' Cash Balance SERP benefit is based on a contribution rate of 15% and 10%, respectively, of their quarterly compensation (as defined in the plan), offset by a portion of their accrued benefit under the Retirement Plan.

Actuarial Present Value of Retirement Benefits	W. Richard Roth	Andrew R. Gere	Palle L. Jensen	James P. Lynch	Andrew F. Walters
Accrued as of the close of the 2015 fiscal year	$7,383,207	$1,197,589	$2,684,816	$460,689	$96,673
Accrued as of the close of the 2014 fiscal year	$7,003,007	$1,069,634	$2,285,035	$368,805	$43,530
Change in Pension Value	$380,200	$127,955	$399,781	$91,884	$53,143

(7)
Consists solely of the change in the actuarial present value of each named executive officer's accrued pension benefits recorded for each of the 2014 and 2013 fiscal years. For further information concerning the pension benefits, see the section below entitled "Pension Benefits."

(8)
Consists of the following amounts for each of the named executive officers: (i) club memberships, (ii) non-business lodging and travel expenses, (iii) personal use of company vehicle, and (iv) 401(k) employer match made on such individual's behalf.

For the Year Ended December 31, 2015

Description	W. Richard Roth	Andrew R. Gere	Palle L. Jensen	James P. Lynch	Andrew F. Walters
Club Memberships	$3,235	—	—	$8,315	$2,500
Non-Business Lodging & Travel Expenses	—	—	—	—	$15,000
Personal Use of Company Vehicle	$6,048	$8,237	$1,512	$4,679	$4,262
401(k) Employer Match	$10,600	$10,109	$10,412	$10,600	$10,427
Total	$19,883	$18,346	$11,924	$23,594	$32,189

Grants of Plan-Based Awards
The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2015 fiscal year under a compensation plan.

Name (a)	Grant Date (b)	Date of Pre- Authori- zation	Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securi- ties Under- lying Options (#) (j)	Exer- cise or Base Price of Option Awards ($/Sh) (k)	Grant Date Value (6) (l)
			Thresh- old ($) (c)	Target ($) (d)	Maxi- mum ($) (e)	Thresh- old (#) (f)	Tar- get (#) (g)	Maxi- mum (#) (h)
W. Richard Roth	—	—	$88,750	$177,500	$266,250	—	—	—		—		—	—	—
	1/27/2015	—	—	—	—	—	6,639	—	(2)	—		—	—	$228,116
Andrew R. Gere	—	—	$15,000	$30,000	$45,000	—	—	—		—		—	—	—
	1/2/2015	10/28/2014	—	—	—	—	—	—		623	(3)	—	—	$18,584
	4/29/2015	—	—	—	—	—	—	—		501	(4)	—	—	$13,848
	4/29/2015	—	—	—	—	251	501	751	(5)	—		—	—	$14,714
Palle L. Jensen	—	—	$26,500	$53,000	$79,500	—	—	—		—		—	—	—
	1/2/2015	10/28/2014	—	—	—	—	—	—		2,397	(3)	—	—	$71,503
	1/27/2015	—	—	—	—	514	1,028	1,542	(5)	—		—	—	$35,322
James P. Lynch	—	—	$21,250	$42,500	$63,750	—	—	—		—		—	—	—
	1/2/2015	10/28/2014	—	—	—	—	—	—		2,789	(3)	—	—	$83,196
	1/27/2015	—	—	—	—	598	1,196	1,794	(5)	—		—	—	$41,095
Andrew F. Walters	—	—	$19,750	$39,500	$59,250	—	—	—		—		—	—	—
	1/2/2015	10/28/2014	—	—	—	—	—	—		2,397	(3)	—	—	$71,503
	1/27/2015	—	—	—	—	514	1,028	1,542	(5)	1,028		—	—	$35,322
_______________

(1)
Reflects potential payouts under the annual bonus program tied to attainment of corporate performance goals; the entire bonus for the CEO was tied to the attainment of these goals; a portion of the bonus for the other named executive officers was also tied to attainment of individual performance and is not included in this column with the actual amount paid based on individual performance reported in the Bonus column in the Summary Compensation Table. Each potential level of payout based on the corporate performance goals was tied to the level at which San Jose Water Company attained the performance goals for the 2015 fiscal year established by the Executive Compensation Committee. The goals were tied to a capital additions objective, environmental compliance and designated operational goals based on key water industry objectives. The capital additions objective was attained between the threshold and target levels, the environmental compliance goal was attained at the maximum level and the operational goals were attained between the target and maximum levels, resulting in an actual bonus to Mr. Roth in the dollar amount of $230,927 or 130.1% of his target bonus for the year and $38,591, $68,177, $54,670, and $50,811 for Messrs. Gere, Jensen, Lynch and Walters respectively representing 128.6% of their target allocated to the corporate goals. These amounts are reported in the Non-Equity Incentive Compensation column in the Summary Compensation Table.

(2)
On January 27, 2015, Mr. Roth was granted an award of restricted stock units under the Corporation's Long-Term Incentive Plan covering 6,639 shares of the Corporation’s common stock in accordance with the terms of his amended employment agreement. The restricted stock units vest based on the attainment of a performance goal based on return on equity ("ROE") measured over the 2015 calendar year period and continued service through December 31, 2015. The ROE goal was 7.41%, and no shares would have been issued if such ROE goal was not attained. Based on an ROE of 10.3% for the 2015 calendar year, 6,639 shares of the Corporation's common stock were issued to Mr. Roth on February 29, 2016 (a portion of which were withheld to cover applicable withholding taxes). The restricted stock units do not include dividend equivalent rights.

(3)
On January 2, 2015, Messrs. Gere, Jensen, Lynch and Walters were each awarded service-based restricted stock units under the Corporation's Long-Term Incentive Plan. Each restricted unit entitles the officer-recipient to receive one share of the Corporation's common stock on the applicable vesting date of that unit. The restricted stock units vest in a series of three successive equal annual installments upon the officer's completion of each year of service with the Corporation over the three-year period measured from the award date (January 2, 2015). The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer's service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes.

(4)
On April 29, 2015, Mr. Gere was awarded additional service-based restricted stock units under the Corporation's Long-Term Incentive Plan. Each restricted unit entitles Mr. Gere to receive one share of the Corporation's common stock on the applicable vesting date of that unit. The restricted stock units vest in a series of three successive equal annual installments upon Mr. Gere's completion of each year of service with the Corporation over the three-year period measured from the award date (April 29, 2015). The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) Mr. Gere's service terminates by reason of death or disability or (ii) Mr. Gere is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not provide Mr. Gere with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes.

(5)
On January 27, 2015, Messrs. Jensen, Lynch and Walters and on April 29, 2015, Mr. Gere, were each granted performance based restricted stock units under the Corporation's Long-Term Incentive Plan covering the target number of shares specified in the table. Each such performance based award will vest based on the level of achievement of a performance goal based on ROE measured over the 2015 calendar year period and continued service through December 31, 2015. The ROE goal for the awards at threshold, target, and maximum levels were 6.58%, 8.23%, 9.88%, respectively. The maximum number of shares issuable to an individual under each such performance-based award was 150% of the target number of shares specified for such individual and no shares would have been issued if the minimum threshold level of performance was not attained. Based on an ROE of 10.3% for the 2015 calendar year, the maximum number of shares were issued to each officer on February 29, 2016 (a portion of which were withheld to cover applicable withholding taxes).

(6)
The grant-date value is calculated in accordance with FASB ASC Topic 718, and accordingly determined on the basis of the closing selling price per share of the Corporation's common stock on the applicable grant date, as appropriately discounted to reflect the lack of dividend equivalent rights. For the performance-based restricted stock unit awards, the grant-date fair value is calculated based on the probable outcome of the attainment of the pre-established performance objectives as of the grant date at 100% of target. The reported grant-date value does not take into account any estimated forfeitures relating to service-vesting conditions.
2015 Annual Bonus Program
In January 2015, the Executive Compensation Committee set the bonus potential for the named executive officers for the 2015 fiscal year. The dollar amount of that bonus for Mr. Roth was tied to the level at which San Jose Water Company attained the performance goals for the 2015 fiscal year established for it by the Executive Compensation Committee. The goals were tied to a stated capital addition objective, environmental compliance and designated operational objectives based on key water industry objectives. At threshold level attainment, Mr. Roth's bonus potential was set at $88,750 (12.5 percent of base salary); for target level attainment, the bonus potential was $177,500 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential was $266,250 (37.5 percent of base salary). The actual bonus amount could accordingly vary from 0 to 150 percent of the target bonus amount based on the level at which the various performance goals were attained. The actual bonus amount that any other named executive officer could have earned for the 2015 fiscal year ranged from 0 to 200 percent of his target bonus based on the Corporation's performance and the Committee's assessment of the named executive officer's individual performance for such year. The actual percentage within that range was to be determined as follows: (i) up to 150 percent of the target bonus could be earned, weighted 50 percent for the Corporation's performance and 50 percent for individual performance, and (ii) an additional 50 percent could be earned for exceptional individual performance. Further information concerning the bonus program established for Mr. Roth and the other named executive officers is set forth in the Compensation Discussion & Analysis that appears earlier in the proxy statement.
Risk Assessment of Compensation Policies and Practices
The Executive Compensation Committee, with input and assistance from the Human Resources Department, undertook a substantial review of the various compensation programs, policies and practices maintained by the Corporation and its subsidiaries for the executive officers and other employees throughout the organization to determine whether any of those programs, policies and practices encouraged excess risk taking that would create a material risk to the Corporation's economic viability. As part of that process, the Executive Compensation Committee reviewed a detailed inventory of the Corporation's compensation plans and programs prepared by the Human Resources Department in which the principal features of each plan were summarized, the potential risk factors (if any) associated with each plan were identified and the mitigation factors designed to address those risks were described. Based on that review and the fact that as public utilities the Corporation's wholly-owned subsidiaries, San Jose Water Company and SJWTX, Inc., operate in a heavily-regulated environment, the Executive Compensation Committee concluded it was not reasonably likely that any of the compensation programs, policies and practices of the Corporation or its subsidiaries, whether individually or in the aggregate, would have a material adverse effect upon the Corporation. In reaching such conclusion, the Executive Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation programs, policies and practices for the Corporation's executive officers:

•
The overall compensation structure is applied uniformly throughout the Corporation and its subsidiaries, with the only major exception relating to the equity component of that compensation structure. Equity compensation (other than through participation in the Corporation's broad-based employee stock purchase plan) has historically been granted only to officers of the Corporation or its subsidiaries and is currently provided in the form of restricted stock units that vest incrementally over their period of continued service or the attainment of specified performance goals over their period of continued service. Neither the Corporation nor its subsidiaries have any material compensation arrangements that are unique to any business unit or that otherwise depart significantly from the general uniformity of the overall compensation structure throughout the organization.

•
For most of the employee base, compensation is primarily in the form of base salary. Certain employees, other than the named executive officers, are also eligible to receive cash bonuses with target levels tied to a fixed dollar amount generally ranging from $6,500 to $10,000 for the 2015 fiscal year. For such employees, the bonus component is tied to both financial and non-financial metrics and individual performance, and the maximum bonus that can be earned is capped between 150 to 200 percent of the target bonus.

•
Under the cash bonus program, the target bonus for the named executive officers is 25 percent of base salary for the Chief Executive Officer and a fixed dollar amount for the other executive officers generally ranging from $40,000 to $106,000 for the 2015 fiscal year, with a maximum bonus potential set at 150 percent of the target bonus for the Chief Executive Officer and 200 percent of the target bonus for the other executive officers.  100 percent of the Chief Executive Officer's bonus for the 2015 fiscal year is tied to performance goals that are intended to sustain shareholder value, such as capital additions, environmental compliance and the attainment of certain operational goals critical to the successful operation of the business, with such bonus potential allocated equally among these three sets of goals.  For the other named executive officers, they may earn up to 150 percent of their target bonus for the 2015 fiscal year weighted as follows: (i) 50 percent tied to the same performance goals as the Chief Executive Officer (also allocated in the same manner), and (ii) 50 percent tied to a subjective assessment of pre-specified individual goals but such amount is not pre-allocated in distinct dollar segments among the various individual goals.  The other named executive officers may earn up to an additional 50 percent of their target bonus for exceptional individual performance.  We believe this structure based on a number of different performance measures mitigates any tendency for an executive to focus exclusively on the specific financial metrics.

•
Accordingly, the overall compensation structure is not overly weighted toward short-term incentives, and by utilizing multiple performance criteria and imposing meaningful caps on the potential pay-outs under each of the short-term cash incentive programs, the Corporation has taken reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking. In addition, the Corporation has an internal business risk assessment structure that identifies the major risks to the business of the Corporation and its subsidiaries and implements techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance metrics established for the short-term incentive programs might otherwise contribute to any potential risks identified for the business, there are already procedures in place to control and limit those risks.

•
Each of the named executive officers receives equity compensation in the form of restricted stock unit awards that derive their value from the market price of the Corporation's common stock, and the value of those awards increase as the price of the common stock appreciates and shareholder value is thereby created. Accordingly, the equity component is structured so as to encourage long-term growth and appreciation in the value of the Corporation's business and stock price.

•
The Corporation has transitioned from stock option grants to restricted stock unit awards. This transition has mitigated the potential to encourage risk taking in the short-term due to the fact that stock options have value only if the price of the underlying shares increases and have no limit on the amount that can be realized from such potential appreciation. Restricted stock units, on the other hand, should reduce the incentive for excessive risk taking because they provide varying levels of compensation as the market price of the Corporation's common stock fluctuates over time. In addition, the service-based restricted stock unit awards vest over a period of years and this vesting element encourages the recipients of those awards to focus on sustaining the Corporation's long-term performance. Because such awards are made annually, the officers always have unvested awards outstanding that could decrease significantly in value if the business of the Corporation and its subsidiaries is not managed for the long term.

•
In connection with the negotiation of his new compensation package, the CEO was granted performance-based restricted stock units in August 2014 tied to the attainment of relative total stockholder return measured over a 41-month period. The payout under this award is capped at 200 percent of the target number of shares subject to the award. The relative nature of the performance goal, the cap on the payout and the multi-year vesting period minimize any potential risk.

•
The CEO and the other named executive officers also received performance-based restricted stock units in January 2015, April 2015 and January 2016 tied to the attainment of return on equity and continued service over the 2015 and 2016 fiscal years, respectively. The performance goal under each award is based on the target approved by the Board and that we believe is challenging but attainable without taking excessive risk. The limited number of shares subject to the awards (ranging from 501 to 6,639 shares) and the capped payout (at 100 percent for the CEO and 150 percent for the other named executive officers) together with vesting schedules that overlap with other awards reduce the motivation to take risks in any one year.

•
Pursuant to the terms of his amended employment agreement, the CEO’s compensation is subject to recoupment as required under applicable law and regulations. In addition, any shares, cash or other property issued to the other named executive officers pursuant to their performance-based restricted stock unit awards is subject to recoupment as required under applicable laws and regulations.

•
The Corporation maintains a tax-qualified retirement plan on an employee-wide basis. The plan is divided into two components: a traditional defined benefit pension formula for employees who commenced employment with the Corporation prior to March 31, 2008 and a cash-balance pension formula for employees who commence employment on or after that date. The retirement benefit formula under such plan is based on cash compensation levels and years of credited service and, for the cash balance component, the applicable quarterly contribution rate. More detailed information concerning the benefit accrual formulas for the two components is set forth in the "Pension Benefits" section that appears later in this proxy statement. The federal tax laws impose a maximum dollar limitation on the annual retirement benefit that can be accrued under such plan and also impose certain funding obligations on the Corporation with respect to the benefits participants accrue under the plan. The Corporation periodically reviews the funding status of the plan to determine whether there would be any material risk posed by those funding obligations in relation to the current assets of the plan or its projected future contribution levels and to consider appropriate action to mitigate any identifiable risks through potential changes in plan structure or investment strategy.

•
The Corporation also maintains an Executive Supplemental Retirement Plan for certain officers and other selected executives that supplement their retirement benefits under the tax-qualified plan. The benefit formula is also tied to cash compensation levels and years of service, and the maximum annual retirement benefit that can be accrued under such plan is limited to a maximum benefit equal to 60 percent of the participant's average annual compensation (determined on the basis of his or her three highest consecutive years of compensation measured in terms of salary and bonus) less the annual retirement benefit accrued under the tax-qualified plan. Officers, such as Messrs. Lynch and Walters, and other selected individuals who commence employment with the Corporation on or after March 31, 2008 are instead eligible for participation in the Cash Balance Executive Supplemental Retirement Plan. Unlike the qualified retirement plan benefits, participants in these two supplemental retirement plans are only general creditors of the Corporation who would lose substantially all of their accrued benefits under the supplemental plans were the Corporation to become insolvent.

•
The Corporation has also instituted share ownership guidelines which require the named executive officers to maintain a substantial ownership interest in the Corporation. By requiring that a meaningful amount of their personal wealth be tied to long-term holdings in the Corporation's common stock, the Corporation has further aligned their interests with those of the shareholders and mitigated the risk of excessive risk taking.

•
Finally, the Corporation has adopted policies that preclude certain employees and other individuals, including officers and family members residing in the same household, from engaging in hedging or monetization transactions in the Corporation's stock such as put and call options and from pledging the Corporation's stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting requirements.

For the foregoing reasons, the Executive Compensation Committee concluded that it was not reasonably likely that the overall employee compensation structure of the Corporation and its subsidiaries, when analyzed either in terms of its organization-wide application or its specific application to various major business units, would have any material adverse effect upon the Corporation.

Outstanding Equity Awards at Fiscal Year-End
The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2015.

Name (a)	Option Awards					Stock Awards
	Number of Securities Under- lying Unex- ercised Options (#) Exer- cisable (b)	Number of Securities Under- lying Unex- ercised Options (#) Unexer- cisable (c)	Equity Incen- tive Plan Awards: Number of Securi- ties Under- lying Unex- ercised Un- earned Options (#) (d)	Option Exercise Price ($) (e)	Option Expi- ration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
W. Richard Roth	—	—	—	—	—	3,057	(1)	$90,640	19,917	(8)	$590,539
						6,433	(2)	$190,738
						11,381	(3)	$337,447
Andrew R. Gere	—	—	—	—	—	460	(2)	$13,639	—		—
						120	(4)	$3,558
						623	(5)	$18,472
						501	(6)	$14,855
Palle L. Jensen	—	—	—	—	—	1,223	(1)	$36,262	—		—
						2,527	(2)	$74,926
						2,397	(5)	$71,071
James P. Lynch	—	—	—	—	—	1,223	(1)	$36,262	—		—
						2,527	(2)	$74,926
						2,789	(5)	$82,694
Andrew F. Walters	—	—	—	—	—	2,397	(5)	$71,071	—		—
						2,564	(7)	$76,023
_______________

(1)
Represents restricted stock units granted on January 2, 2013 and covering: 9,170 shares for Mr. Roth, 3,668 shares for Mr. Jensen and 3,668 for Mr. Lynch. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2015, one third of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.65 closing selling price of the common stock on December 31, 2015.

(2)
Represents restricted stock units granted on January 2, 2014 and covering: 9,648 shares for Mr. Roth, 689 shares for Mr. Gere, 3,790 shares for Mr. Jensen and 3,790 shares for Mr. Lynch. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2015, two thirds of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.65 closing selling price of the common stock on December 31, 2015.

(3)
Represents restricted stock units granted on August 4, 2014 and covering 17,071 shares. The underlying shares vest in three successive equal annual installments measured from January 1, 2015, provided Mr. Roth continues in the Corporation's service through the end of each year. The shares subject to such restricted stock units will be issued as they vest. As of December 31, 2015, two thirds of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.65 closing selling price of the common stock on December 31, 2015.

(4)
Represents restricted stock units granted on July 30, 2013 and covering 359 shares. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2015, one third of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.65 closing selling price of the common stock on December 31, 2015.

(5)
Represents restricted stock units granted on January 2, 2015 and covering: 623 shares for Mr. Gere, 2,397 shares for Mr. Jensen, 2,789 shares for Mr. Lynch and 2,397 shares for Mr. Walters. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2015, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.65 closing selling price of the common stock on December 31, 2015.

(6)
Represents restricted stock units granted on April 29, 2015 and covering 501 shares. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2015, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.65 closing selling price of the common stock on December 31, 2015

(7)
Represents restricted stock units granted on January 31, 2014 and covering 3,845 shares. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2015, two thirds of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.65 closing selling price of the common stock on December 31, 2015.

(8)
Represents performance-vesting restricted stock units granted on August 4, 2014 covering 19,917 target shares of the Corporation's common stock, which vest based on performance tied to a relative total shareholder return over the period measured from August 4, 2014 to December 31, 2017 (the "TSR Performance Period"), provided Mr. Roth remains in service with the Corporation through the end of such performance period. To determine the achievement of relative total shareholder return, the Corporation’s total shareholder return will be compared to the total shareholder returns of eight water utility peer companies as measured over the TSR Performance Period. The number of shares issuable under the award will range from 0% to 200% of the target number of shares based on the Corporation’s total shareholder return ranking amongst such peer companies. The reported market value of the shares underlying those unvested units assumes attainment at 100% of target and is based on the $29.65 closing selling price of the common stock on December 31, 2015.

Option Exercises and Stock Vested
The following table sets forth, for each of the named executive officers, the number and value of shares of the Corporation's common stock subject to each deferred restricted stock or restricted stock unit award that vested during the year ended December 31, 2015. No option or stock appreciation rights were exercised by the named executive officers during the 2015 fiscal year, and none of such officers held any option or stock appreciation rights as of December 31, 2015.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($)(3) (e)
W. Richard Roth	—	—	2,887	(2)	$85,600
			37,850		$1,288,793
			1,441		$51,300
			3,057		$98,221
			3,215		$103,298
			5,690		$168,709
			6,639	(4)	$196,846
Andrew R. Gere	—	—	120		$3,613
			229		$7,358
			751	(5)	$22,297
Palle L. Jensen	—	—	142		$4,605
			1,387		$44,980
			1,223		$39,295
			1,263		$40,580
			1,542	(5)	$45,720
James P. Lynch	—	—	710		$23,025
			1,387		$44,980
			1,223		$39,295
			1,263		$40,580
			1,794	(5)	$53,192
Andrew F. Walters	—	—	1,281		$43,618
			1,542	(5)	$45,720
______________

(1)
The value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)
Represents the phantom cash dividends which accumulated during the 2015 fiscal year on the shares of the Corporation's common stock underlying deferred restricted stock awards which were converted on January 4, 2016 into additional deferred shares based on the average of the per share market prices of the common stock on each date actual dividends were paid on such common stock during the 2015 fiscal year.

(3)
The value realized is determined by multiplying (i) the market price of the common stock on the applicable vesting date by (ii) the number of shares which vested on such date. For the phantom cash dividends which were converted into additional deferred shares on January 4, 2016, the value realized is determined by multiplying (i) the $29.65 closing selling price of the common stock on December 31, 2015 by (ii) the number of those additional deferred shares.

(4)
Represents shares subject to an award of restricted stock units under the Corporation's Long-Term Incentive Plan covering 6,639 shares of the Corporation's Common Stock granted to Mr. Roth on January 27, 2015. The restricted stock units vested based on the attainment of a performance goal based on return on equity ("ROE") measured over the 2015 calendar year period and continued service through December 31, 2015. The ROE goal was 7.41%. Based on an ROE of 10.3% for the 2015 calendar year and Mr. Roth's continued service through December 31, 2015, all vesting conditions were met on December 31, 2015 and such award was certified on February 22, 2016.

(5)
Represents shares subject to awards of restricted stock units under the Corporation's Long-Term Incentive Plan covering 501, 1028, 1196, and 1028 shares of the Corporation's Common Stock respectively granted to each officer on January 27, 2015. The restricted stock units vested based on the level of achievement of a performance goal based on ROE measured over the 2015 calendar year period and continued service through December 31, 2015. The ROE goal for the awards at threshold, target, and maximum levels were 6.58%, 8.23%, 9.88%, respectively. Based on a ROE of 10.3% for calendar year 2015 and each officer’s continued service through December 31, 2015, all vesting conditions were met at maximum level on December 31, 2015 and such awards were certified on February 22, 2016. Messrs. Gere, Jensen, Lynch and Walters therefore vested in 751, 1,542, 1,794 and 1,542 shares of common stock respectively under such awards.

Pension Benefits
The Corporation maintains three defined benefit plans: San Jose Water Company's Retirement Plan, a tax-qualified pension plan (the "Retirement Plan"), the Executive Supplemental Retirement Plan, a non-qualified supplemental pension plan (the "SERP") and the Cash Balance Executive Supplemental Retirement Plan, a non-qualified pension plan for certain individuals who commence employment with the Corporation on or after March 31, 2008 (the "Cash Balance SERP").
The following table sets forth as of December 31, 2015 for each plan that provides for payments or other benefits in connection with the retirement of each of the named executive officers, the number of years of service credited to the named executive officer under the plan, the actuarial present value of the named executive officer's accumulated benefit under each applicable plan, and the dollar amount of any payments and benefits paid to the named executive officer during the Corporation's last completed fiscal year.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (1) (c)	Present Value of Accumulated Benefit ($) (1) (d)	Payments During Last Fiscal Year ($) (e)
W. Richard Roth	San Jose Water Company Retirement Plan	26	$1,724,399	—
	San Jose Water Company Executive Supplemental Retirement Plan	26	$5,658,808	—
Andrew R. Gere	San Jose Water Company Retirement Plan	20	$794,457	—
	San Jose Water Company Executive Supplemental Retirement Plan	20	$403,132	—
Palle L. Jensen	San Jose Water Company Retirement Plan	21	$1,607,427	—
	San Jose Water Company Executive Supplemental Retirement Plan	21	$1,077,389	—
James P. Lynch	San Jose Water Company Retirement Plan	5	$84,355	—
	San Jose Water Company Cash Balance Executive Supplemental Retirement Plan	5	$376,334	—
Andrew F. Walters	San Jose Water Company Retirement Plan	2	$31,534	—
	San Jose Water Company Cash Balance Executive Supplemental Retirement Plan	2	$65,139	—
______________

(1)	The number of years of credited service has been rounded to the nearest whole number. The present value of accumulated benefits is based on the actual period of service credited.
The pension benefits payable to the executive officers increase in correlation with increases in salary and years of service. The present value of the accrued pension benefit will also fluctuate from year-to-year based on the age of the participant and the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
The actuarial and economic assumptions used above to value the pension plan benefits include the RP-2014 Mortality Table basis published by the Society of Actuaries, with projection scale MP-2014 Mortality Improvement Scale, a 4.24 percent discount rate for San Jose Water Company's Retirement Plan and a 3.95 percent discount rate for the SERP and Cash Balance SERP (for 2014 a discount rate of 3.88 percent was used for the Retirement Plan and a discount rate of 3.66 percent was used for the Executive Supplemental Retirement Plan and Cash Balance Executive Supplemental Retirement Plan and the RP-2014 Mortality Table basis published by the Society of Actuaries, with projection scale MP-2014 Mortality Improvement Scale was used for such plans). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions. For further information concerning such actuarial assumptions, please see Note 10 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2015 fiscal year.
Retirement Plan Benefit
Benefit accruals under Retirement Plan differ depending on whether an employee first commenced status as an employee (i) before March 31, 2008 or (ii) on or after March 31, 2008. All the named executive officers, except for James P. Lynch and Andrew F. Walters, commenced service before March 31, 2008.
The monthly retirement benefit under the Retirement Plan payable at age 65 (the plan's normal retirement age) to each named executive officer who commenced employee status before March 31, 2008 will be equal to 1.6 percent of his average monthly compensation (as determined in the manner indicated below) for each year of service completed after January 1, 1978. However, the Retirement Plan provides a minimum benefit to each participant with at least 30 years of service equal to 50 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For participants with less than 30 years of service, the minimum benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For participants who commenced employee status before March 31, 2008, the Retirement Plan also contains a special benefit calculation when their combined age and service equals or exceeds 75. The combined age and years of service for each named executive officer, except for Mr. Gere, who commenced employee status before March 31, 2008 at present equals or exceeds 75. Accordingly, the special benefit for each of those named executive officers who commenced employee status before March 31, 2008 and completed at least 30 years of service will be equal to 60 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For those named executive officers with less than 30 years of service, the special benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For purposes of the applicable benefit calculation under the Retirement Plan, (i) a participant's average monthly compensation will be determined on the basis of his or her three highest years of compensation (whether or not consecutive) prior to attainment of age 65 (or earlier retirement or termination) and will generally be based upon the amount reported on his or her Form W-2 for federal income tax purposes for each year included in such calculation, plus amounts deferred under the 401(k) plan and certain other limited deferrals, and (ii) the annual compensation taken into account for benefit accrual purposes for each such year may not exceed the annual compensation limit for that year determined in accordance with the Internal Revenue Code. No lump sum payment of accumulated retirement benefits is provided under the Retirement Plan for employees who first commenced status as an employee before March 31, 2008, except that a lump sum distribution may become payable to the surviving beneficiary of a deceased participant under certain circumstances. In-service distributions are allowed for: (i) a participant who has attained age 70 ½, and (ii) a participant who commenced status as an employee before March 31, 2008 if such participant has attained age 65 and his or her age and years of service equal at least 100; provided, if such a participant was not employed by the Company on December 31, 2013 and is subsequently re-hired on or after January 1, 2014, he or she will not be entitled to an in-service distribution.
The retirement benefits accruable by employees who first commence service on or after March 31, 2008, including Messrs. Lynch and Walters, are due under the cash balance portion of the Retirement plan and will be based upon the compensation credits and interest credits made to a hypothetical bookkeeping account established for each such participant. Compensation credits will be made on behalf of each participant each plan quarter in which the participant is an eligible employee with at least one hour of service for that quarter. The amount of the compensation credit for that quarter will be based on the compensation paid to the participant for that quarter and his or her years of credited service, as determined in accordance with the following schedule:

Years of Credited Service	Percent of Compensation
Less than 5	5%
5 but less than 10	6%
10 but less than 15	7%
15 but less than 20	9%
20 or more	11%
For purposes of determining the amount of each participant's compensation credit, (i) compensation is generally based upon the amount that would otherwise be reported on the participant's Form W-2 for federal income tax purposes during the quarter, plus amounts deferred for that quarter under the 401(k) plan and certain other limited deferrals and (ii) the annual compensation taken into account may not exceed the annual compensation limit determined in accordance with the Internal Revenue Code.
Interest credits are also generally made on behalf of each participant each plan quarter. The amount of each interest credit is determined by multiplying the balance of the participant's account as of the last day of that plan quarter by the lesser of: (i) the greater of one quarter of (a) the minimum three and a quarter percent annual interest rate or (b) the annual yield on 30-year Treasury bonds, determined as of the month of October preceding the first day of the plan year; and (ii) one quarter of the six percent maximum annual interest rate.
Benefits accrued under the Retirement Plan may be paid as (i) a fixed monthly pension for life, (ii) a reduced monthly benefit payable for life but with a minimum payment period of 10 years for the participant or his or her designated beneficiary or (iii) a reduced joint and survivor annuity for the participant and his or her surviving spouse. For participants who commence employee status on or after March 31, 2008, the accrued benefits may be paid in a lump sum, or pursuant to any of the forms described above, following attainment of the applicable age and service requirements.
Messrs. Roth and Jensen are currently eligible to receive early retirement benefits under the Retirement Plan in the event of retirement. Mr. Gere is not currently eligible to receive early retirement benefits. Messrs. Lynch and Walters joined the Corporation after March 30, 2008 and participate in the cash balance portion of the Retirement Plan which does not provide early retirement benefits.
SERP Benefit
The Executive Supplemental Retirement Plan ("SERP") provides participants with a monthly pension benefit that supplements the pension they earn under the Retirement Plan. Each officer of the Corporation who commenced employee status before March 31, 2008 is eligible for participation under the SERP. Eligible employees selected for SERP participation by the Executive Compensation Committee of the SJW Corp. Board of Directors (the "Committee") will become a participant on the first day of the first calendar month next following his or her selection date or such later date as the Committee may specify. All of the named executive officers other than Messrs. Lynch and Walters participate in the SERP.
The SERP is designed to supplement the retirement income by providing an additional monthly pension in excess of the pension benefit under the Retirement Plan. Effective as of January 1, 2010, the dollar amount of that monthly pension for each participant credited with an hour of service on or after January 1, 2010 is determined on the basis of the following normal retirement benefit payable as a single-life annuity commencing at age 65: 2.2 percent of final average monthly compensation multiplied by the years of service, up to a total monthly retirement benefit not to exceed 60 percent of final average monthly compensation (as determined in the manner indicated below), less the monthly retirement benefit payable to such individual under the Retirement Plan as a single-life annuity commencing at normal retirement age. Accordingly, the maximum retirement benefit is limited to 60 percent of final average compensation, less a participant's normal retirement benefit under the Retirement Plan.
For purposes of such calculation, participants receive credit for partial years of service, and each participant's final average monthly compensation will be his or her average monthly compensation for the consecutive 36-month period within his or her last 10 years of service with the Corporation for which such average monthly compensation is the highest. A participant's average monthly compensation is calculated on the basis of his or her earned salary for that month and the amount of the annual cash performance bonus that is actually paid to him or her during that month or that would have been paid at that time in the absence of a deferral election.
The SERP benefit will commence following the later of (i) the participant's separation from service with the Corporation or (ii) his or her attainment of age 55, unless the participant makes a timely election of a later attained age. SERP benefits which commence prior to the participant's attainment of age 65 will be subject to actuarial reduction for the early commencement date, except under prescribed circumstances. No lump sum benefit distributions are provided under the SERP.
SERP participants may, for purposes of their benefit calculations, receive special age and service credits under the Executive Severance Plan should their employment terminate under certain circumstances following a change of control. See the discussion of the Executive Severance Plan in the section below entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" for further information.
The accrued SERP retirement for Mr. Roth will not be reduced for early commencement prior to age 65. The accrued SERP retirement benefit for Messrs. Jensen and Gere will not be reduced for early commencement if such commencement occurs on or after their attainment of (i) age 60 or (ii) a combined age and years of service equal to 85. In computing Mr. Roth's final average compensation, his annual bonus for each year beginning on or after January 1, 2003 will be equal to the greater of his actual bonus or his target bonus for such year.
A participant will vest in his or her SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. As of December 31, 2015, each of the named executive officers who participates in the SERP is vested in his SERP benefit.
Cash Balance SERP Benefit
The Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP") is a supplemental retirement benefit plan for executive officers and other key management personnel who commence employment on or after March 31, 2008 and are accordingly ineligible to participate in the SERP. The actual participants are selected from time to time by the Committee.
An account balance will be maintained for each participant in the Cash Balance SERP and will be periodically credited with a percentage of his or her compensation for the applicable period based on his or her years of credited service in accordance with the following formula:

Years of Credited Service	Percent of Compensation
Less than 5	10%
5 but less than 10	11%
10 but less than 15	12%
15 but less than 20	14%
20 or more	16%

The account balance will also be credited periodically with interest pursuant to a pre-established formula. The benefit accrued under the Cash Balance SERP will be offset by a portion of the participant's benefit accrued under the Retirement Plan. Accordingly, at such time as the participant becomes entitled to receive his or her retirement benefit under the Cash Balance SERP, a portion of his or her accrued benefit under the Retirement Plan will be applied as an offset to his or her vested accrued benefit under the Cash Balance SERP.
A participant's accrued benefit for plan quarters ending before January 1, 2014 and associated interest credits accrued after December 31, 2013 shall be paid in a single lump sum beginning on the first day of the seventh month following the participant's separation from service. Pursuant to the Cash Balance SERP amended as of October 30, 2013, a participant's accrued benefit for plan quarters ending after January 1, 2014 and all associated interest credits shall be paid in a single lump sum beginning on the first day of the seventh month following the participant's separation from service unless a timely election is made by the participant to receive his or her benefit in annual installments over a 10-year period beginning on the first business day of the seventh month following his or her separation from service. Mr. Lynch elected to receive his accrued benefit for plan quarters ending after January 1, 2014 and all associated interest credits in annual installments over a 10-year period.
The Cash Balance SERP also provides a death benefit should the participant die with a vested accrued benefit. The amount of the death benefit will be calculated in the same manner as if the participant had survived and will be payable in a lump sum to his or her beneficiary.
A participant will vest in his or her Cash Balance SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. At the time of Mr. Lynch's entry into the plan, the plan was amended to provide him with (i) a higher rate of company contributions during his first 20 years of service equal to 15 percent of his quarterly compensation during that period and (ii) full vesting of his accrued benefit under the plan upon completion of three years of service. As of December 31, 2015, Mr. Lynch is vested in his Cash Balance SERP benefit. The plan was also amended effective January 31, 2014 to provide Mr. Walters with full vesting of his accrued benefit under the plan upon completion of three years of service.
Non-Qualified Deferred Compensation
The first of the following tables shows the deferred compensation activity for each named executive officer during the 2015 fiscal year attributable to his participation in the San Jose Water Company Special Deferral Election Plan (the "Deferral Plan"):

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distribution ($) (e)	Aggregate Balance at Last FYE ($) (f)
W. Richard Roth	354,517	—	$42,638	67,908	$1,561,362	(3)
Andrew R. Gere	—	—	—	—	—
Palle L. Jensen	—	—	—	—	—
James P. Lynch	—	—	—	—	—
Andrew F. Walters	—	—	—	—	—
_______________

(1)	Represents the portion of salary and bonus earned for the 2015 fiscal year and deferred under the Deferral Plan.

(2)	Includes the amount of interest that was accrued for the 2015 fiscal year on the named executive officer's outstanding balance under the Deferral Plan.

(3)
Includes (i) $354,517 of salary and/or bonus earned for the 2015 fiscal year and deferred under the Deferral Plan (ii) $256,901 of salary and/or bonus earned for the 2012 fiscal year and deferred under the Deferral Plan (iii) $58,945 of salary and/or bonus earned for the 2010 fiscal year and deferred under the Deferral Plan, (iv) $0 of salary and/or bonus earned for the 2014, 2013, 2011, 2009 and 2008 fiscal years and deferred under the Deferral Plan, (v) $88,000 of salary and/or bonus earned for the 2007 fiscal year and deferred under the

Deferral Plan, and (vi) all interest accrued through December 31, 2015. An aggregate of $67,908 was distributed in 2015 in connection with salary and/or bonus earned for the 2010 fiscal year and deferred under the Deferral Plan.
The following table shows the deferred compensation activity for each named executive officer for the 2015 fiscal year attributable to the deferred shares of the Corporation's common stock awarded or credited during such year:

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(2) (f)
W. Richard Roth	—	—	$(208,874)	(1)	—	$3,620,472
Andrew R. Gere	—	—	—		—	—
Palle L. Jensen	—	—	—		—	—
James P. Lynch	—	—	—		—	—
Andrew F. Walters	—	—	—		—	—
______________

(1)
Represents (i) the $85,600 fair market value as of December 31, 2015 of the additional deferred shares of the Corporation's common stock credited to the named executive officer for the 2015 fiscal year as a result of the dividend equivalent rights under his restricted stock units and (ii) a $294,473 decrease in the fair market value of the accumulated deferred shares that occurred since the start of the 2015 fiscal year.

(2)
The reported aggregate balance is based on the $29.65 closing selling price of the common stock on December 31, 2015. As of December 31, 2015, Mr. Roth was fully vested in the reported account balance.

Special Deferral Election Plan
The principal features of the Special Deferral Election Plan may be summarized as follows:
The Special Deferral Election Plan (the "Deferral Plan") allows certain key employees, including each of the named executive officers, the opportunity to accumulate an additional source of retirement income through the deferral of up to 50 percent of their base salary each year and up to 100 percent of their bonus or other incentive compensation each year. For the compensation deferred each year, the individual may designate a separate distribution event and form of payment (lump sum or annual installments over a five or 10-year period). Distribution events include separation from service, the expiration of a designated deferral period of at least five years or the occurrence of a change in control. Withdrawals are also permitted in the event of a financial hardship. Each deferred account balance is credited with a rate of interest each year, compounded semi-annually, equal to the lower of (i) the 30-year long-term borrowing cost of funds to San Jose Water Company, as such rate is measured as of the start of each calendar year, or (ii) 120 percent of the applicable federal long-term rate, measured as of the start of each calendar year.
Employment Agreements, Termination of Employment and Change in Control Arrangements
Executive Severance Plan. Officers of the Corporation or its subsidiaries who are serving in such capacity at the time of a change in control or ownership of the Corporation may become entitled to severance benefits under the Corporation's Executive Severance Plan if their employment terminates under certain circumstances in connection with such change. Accordingly, should (a) such officer's employment be terminated by the Corporation for any reason other than good cause (as defined in the Executive Severance Plan) after the Corporation enters into an agreement to effect the change in control or ownership but before such agreement is terminated or prior to the expiration of a 24-month period following the effective date of the change in control or ownership, or (b) he or she resign for good reason (as defined in such plan) within the 24-month period following the effective date of the change in control or ownership, then (i) such officer will be entitled to a cash severance benefit consisting of three times the annual base salary and target bonus or, in the case of Mr. Roth, a severance benefit equal to 3.75 times the annual base salary, generally payable in three successive equal annual installments with a potential for a lump sum payment to Mr. Roth in the event of a termination in connection with certain change in control transactions, (ii) his or her outstanding stock options will immediately vest and other equity awards may immediately vest in accordance with the terms of the award agreements, (iii) he or she will be reimbursed for the cost of COBRA continuation coverage under the company's group health care plans for himself or herself and his or her spouse and eligible dependents until the earlier of (x) the date of the last annual installment of his or her cash severance benefit or (y) the first date on which the officer is covered under another employer's health benefit program without exclusion for any pre-existing medical condition, and (iv) he or she will be deemed to be three years older and be given three additional years of service for purposes of calculating his or her pension benefit under the SERP (the "Enhanced Pension Benefit").
If an officer qualifies for benefits under the Executive Severance Plan and any payment made in connection with a change in control or the subsequent termination of the officer's employment becomes subject to an excise tax under Section 4999 of the Code (the "Excise Tax"), then such payment or benefit will be grossed-up to ensure that such officer does not incur any out-of-pocket cost with respect to such Excise Tax, and such officer will accordingly receive the same net after-tax benefit he or she would have received had no Excise Tax been imposed.
The benefits payable under the Executive Severance Plan are conditioned upon the named executive officer's execution of a general release of all employment-related claims against the Corporation and a non-solicitation covenant pursuant to which such officer may not induce any representative, agent or employee to terminate his or her employment or service relationship with the Corporation.
In addition to the benefits provided under the Executive Severance Plan, the named executive officer would also be entitled to (i) retirement benefits under the SERP or Cash Balance SERP and the Retirement Plan and (ii) their deferred compensation under the Corporation's non-qualified deferred compensation plan and their vested-to-date deferred stock awards. The present value of the accumulated pension benefits under the retirement plans as of the close of the 2015 fiscal year (excluding the enhancement of the benefits under the Executive Severance Plan) is set forth in the table above in the section entitled "Pension Benefits." The value of their accumulated deferred compensation as of December 31, 2015 is set forth in the two tables in the section above entitled "Non-Qualified Deferred Compensation."
For purposes of the various payments and benefits which may be triggered under the Executive Severance Plan in connection with a change in control, the following transactions will be deemed to constitute a change in control event:

•
A merger, consolidation or other reorganization, unless 50 percent or more of the outstanding voting power of the successor entity is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;

•
A sale of all or substantially all of the Corporation's assets, unless 50 percent or more of the outstanding voting power of the acquiring entity or parent thereof is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;

•	Certain changes in the composition of the Corporation's Board of Directors; or

•
The acquisition of the Corporation's outstanding securities by any person so as to make that person the beneficial owner of securities representing 30 percent or more of the total combined voting power of the Corporation's outstanding securities.

The chart below indicates the potential payments that each named executive officer would receive upon a qualifying termination following a change in control based upon the following assumptions:

(i)	His employment terminated on December 31, 2015 under circumstances entitling him to full severance benefits under the Executive Severance Plan; and

(ii)
The change in control is assumed to have occurred on December 31, 2015 and at a price per share payable to the holders of the Corporation's common stock in an amount equal to the $29.65 per share, the closing selling price of such common stock on December 31, 2015.

Name	Cash Severance Payment ($)		Present Value of Enhanced Pension Benefit ($)(3)		Estimated Value of Reim-bursed COBRA Continua- tion Health Care Coverage ($)	Value of Accele- rated Option Awards (6)	Value of Accele- rated Restricted Stock Awards (6)	Excise Tax Gross-Up ($)(7)	Total
W. Richard Roth	$2,662,500	(1)	$365,312		$47,154	—	$1,603,057	$1,776,446	$6,454,469
Andrew R. Gere	$1,020,000	(2)	$185,743		$68,017	—	$50,524	$676,517	$2,000,801
Palle L. Jensen	$1,308,000	(2)	$345,488		$68,017	—	$182,259	$795,558	$2,699,322
James P. Lynch	$1,464,000	(2)	—	(4)	$6,223	—	$193,882	$823,771	$2,487,876
Andrew F. Walters	$1,308,000	(2)	$65,139	(5)	$99,001	—	$147,094	$648,780	$2,268,014
______________

(1)	Represents 3.75 times Mr. Roth's annual salary of $710,000.

(2)
Represents three times Mr. Gere's annual salary of $280,000 plus three times his target bonus of $60,000, Represents three times Mr. Jensen's annual salary of $330,000 plus three times his target bonus of $106,000, represents three times Mr. Lynch's annual salary of $403,000 plus three times his target bonus of $85,000, and represents three times Mr. Walters' annual salary of $357,000 plus three times his target bonus of $79,000.

(3)
The actuarial and economic assumptions used above to value the Retirement Plan include the RP-2014 Mortality Table basis published by the Society of Actuaries, with projection scale MP-2014 Mortality Improvement Scale and a 4.24% discount rate (3.88% for 2014). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions.

(4)
There would be no enhancement to Mr. Lynch’s benefits under the Cash Balance SERP, whether in the form of additional compensation credits or contributions or additional years of service credit, triggered by the change in control event or the termination of his employment in connection therewith.

(5)
The indicated dollar amount represents the present value of Mr. Walters' Cash Balance SERP account, as previously disclosed in the table in the Pension Benefits section above, that would vest upon the assumed December 31, 2015 change in control event and concurrent termination of employment, since in the absence of such change in control and termination, Mr. Walters would not be vested in any portion of his Cash Balance SERP as of December 31, 2015. There would be no other enhancement to his benefits under the Cash Balance SERP, whether in the form of compensation credits or contributions or additional years of service credit, triggered by the change in control event or the termination of his employment in connection therewith.

(6)
The unvested restricted stock units will automatically vest on an accelerated basis at the time of the qualifying termination event. For purposes of this calculation, the performance based restricted stock unit award granted to Mr. Roth in August 2014 that vests based on performance tied to relative total shareholder return is assumed to vest at 100% of target. In addition, the number of shares subject to the ROE award granted to Mr. Roth in January 2015 would be increased by an additional 13,278 shares as more fully-described below. The reported dollar values of these unvested units are based on the $29.65 closing selling price per share of the Corporation's common stock on December 31, 2015.

(7)
Calculated based on (i) W-2 wages for the five-year period 2010 through 2014 or fewer number of years the named executive officer has been employed by the Corporation (for Mr. Lynch, the calculation was based on his W-2 wages for the 2014, 2013, 2012 and 2011 calendar year and his annualized salary for 2010 and for Mr. Walters, the calculation was based on his annualized salary for 2014), (ii) an effective tax rate of 55.25%

(Federal, 39.6%; State, 13.3%; and Medicare, 2.35%) and (iii) the vesting of all outstanding unvested stock-based awards on the assumed December 31, 2015 change in control/separation from service date.
Mr. Roth's Employment Agreement. The Corporation entered into an amended and restated employment agreement with the CEO effective January 1, 2008. Such amended and restated employment agreement was subsequently amended on December 16, 2009 and January 26, 2010, respectively. In July 2014, the Committee negotiated a new compensation package with the CEO and further amended his employment agreement. Pursuant to the July 30, 2014 amendment, the term of Mr. Roth’s employment under his employment agreement was extended to December 31, 2017. The material terms of such amended agreement are summarized below:

•
Mr. Roth's annual base salary for the 2015 calendar year was increased from $676,000 to $710,000, and his annual base salary for the 2016 and 2017 calendar years will be increased by four percent per year to $738,400 and $767,936, respectively.

•	His target bonus remains at 25 percent of his base salary.

•	Approximately 70 percent of his target equity awards are in the form of performance based RSUs, 50 percent of which are based on a three-year performance period.

•
The total direct compensation package for Mr. Roth, when measured in terms of total cash compensation and the annualized grant-date value of his new equity awards) is at approximately the 62nd percentile of the peer group.

•	Mr. Roth's compensation is subject to clawback of compensation in accordance with applicable laws and regulations.
Mr. Roth continues to be entitled to paid health care coverage for himself and his dependents and certain perquisites which include a Corporation-provided motor vehicle (replaceable at three or four-year intervals) and Corporation-paid club memberships (excluding any country club memberships).
The principal terms of the equity awards provided for under the July 2014 amendment agreement are summarized in the section entitled "Compensation Discussion and Analysis - Amendment of CEO Employment Agreement" that appears earlier in this proxy statement; the vesting (including accelerated vesting) terms of these awards are described below.
Pursuant to the employment agreement entered into in 2003, Mr. Roth received a deferred restricted stock award covering 83,340 shares. The award is fully vested and continues to include dividend equivalent rights. The phantom cash dividends which accumulate each year pursuant to those dividend equivalent rights are converted on the first business day of January in each succeeding year into additional deferred shares based on the average of the per share market prices of the Corporation's common stock on each date actual dividends were paid on such common stock during the year.
If Mr. Roth's employment is involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth's employment agreement) or his employment is voluntarily terminated for good reason (as defined in such agreement) and such termination does not occur under circumstances entitling him to benefits under the Executive Severance Plan, he will be instead entitled to the following benefits: (i) lump sum cash severance payment equal to 3.9 times his annual base salary at the time of termination (or such higher rate as was in effect at any time during the previous 12 months), and (ii) reimbursement of the costs of COBRA continuation coverage for himself and his spouse until the earlier of (x) the end of the 36-month period measured from the date the employment terminates or (y) the first date on which he is covered under another employer's health benefit program without exclusion for any pre-existing medical condition. Such benefits are conditioned, however, upon Mr. Roth's execution of a general release of all employment-related claims against the Corporation. In addition, Mr. Roth would be entitled to receive accelerated vesting of his outstanding equity awards as more fully described below.
If (i) Mr. Roth's employment had been involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth's employment agreement) or his employment had been voluntarily terminated for good reason (as defined in such agreement) on December 31, 2015 and (ii) such termination had not occurred under circumstances entitling him to benefits under the Executive Severance Plan, then he would have been entitled to the following payments and benefits in connection with such termination of employment:

Cash Severance		Value of 36 Months of Reimbursed COBRA Continuation Health Care Coverage
$2,769,000	(1)(3)	$47,154	(2)
______________

(1)	Represents 3.9 times the annual rate of base salary of $710,000 in effect for Mr. Roth on December 31, 2015.

(2)	Represents 36 months of health benefit coverage at an average monthly rate of approximately $1,310.

(3)
Pursuant to his employment agreement, Mr. Roth may not, during the one-year period following his termination of employment, solicit any individuals who were in the Corporation's employ at the time of such termination or within the preceding six months to work for him or any other entity with which he is affiliated.

As of December 31, 2015, Mr. Roth held outstanding restricted stock units covering 40,788 unvested shares of the Corporation's common stock. These awards vest as follows:

•
Restricted stock units covering 20,871 of those 40,788 shares will vest in one or more successive equal annual installments upon his continued service with the Corporation. The shares vest on an accelerated basis in the event Mr. Roth's employment is terminated by reason of death or disability or involuntarily terminated other than for good cause (as defined in Mr. Roth's employment agreement) or he resigns for good reason (as defined in such agreement). If on December 31, 2015, Mr. Roth's employment had terminated for any of these qualifying reasons, then upon such a qualifying termination event, his restricted units covering 20,871 unvested shares of common stock under his service-based awards would have vested on an accelerated basis for a total value of $618,825. Such accelerated value was based on the $29.65 per share closing selling price of the common stock on December 31, 2015.

•
Restricted stock units covering 19,917 shares will vest upon attainment of a relative total shareholder performance goal over the period measured from August 4, 2014 to December 31, 2017. In the event of Mr. Roth's qualifying termination (other than following a change in control), Mr. Roth will be entitled to receive, following the end of the TSR Performance Period, the number of shares issuable under the award based on the level of actual attainment of performance (with such number pro-rated for the period of service during the applicable performance period in the event of a termination by reason of death or disability). In the event of a change in control, the performance period will end on the date of such change in control and the number of shares issuable under the award will be determined based on attainment of performance over the abbreviated performance period. If the award as so determined is assumed, replaced or otherwise continued following the change in control, the award will vest on December 31, 2017, subject to continued service through that date; however, the award will vest in full upon a qualifying termination that occurs within 24 months following the change in control. If the award is not assumed, replaced or otherwise continued, the shares issuable under the award will vest upon the change in control. If there had been a qualifying termination on December 31, 2015 (other than in connection with a change in control), then on December 31, 2017, 19,917 shares of common stock under this award would have vested assuming a probable outcome of the performance goals at 100 percent of target; if a qualifying termination had occurred following a change in control in which the award was assumed, replaced or continued or if the award was not assumed, replaced or continued upon a change in control, then 19,917 shares would have vested on such termination or change in control assuming that attainment of performance for the abbreviated performance period was at target. Based on the $29.65 per share closing selling price of the common stock on December 31, 2015, the value of those shares is $590,539.

Pursuant to his employment agreement, in January 2015, Mr. Roth was granted a restricted stock units award covering 6,639 target shares tied to the achievement of a specified performance goal based on return on equity ("ROE") over the period measured from January 1, 2015 to December 31, 2015, subject to adjustment for certain events that occur prior to the end of the measurement period. Mr. Roth is entitled to similar additional awards of restricted stock units covering the same number of shares in each of 2016 and 2017 tied to achievement of ROE goals established for each such year. Under the terms of the awards, in the event of Mr. Roth's qualifying separation (other than following a change in control), Mr. Roth will be entitled to receive, following the end of the applicable performance period, the number of shares issuable under the then outstanding ROE award based on the level of actual attainment of performance (with such number pro-rated for the period of service during the performance measurement period in the event of a termination by reason of death or disability). In the event of a change in control during the measurement period of such an ROE award, the number of shares issuable under such award will be increased by the target number of shares issuable under ROE awards that have not yet been issued and the award will be subject to vesting as follows without regard to performance. If the ROE award (as so adjusted) is assumed, replaced or otherwise continued in connection with a change in control, the ROE award will vest upon completion of service through the end of the applicable calendar year of grant of the ROE award or a qualifying separation that occurs within 24 months following the change in control. The ROE award (as so adjusted) will immediately vest in the event of a change in control in which the ROE award is not assumed, replaced or otherwise continued. No additional ROE awards will be granted following Mr. Roth's termination or a change in control. Based on the attainment of the target ROE, the 2015 ROE award vested in full; based on the $29.65 per share closing selling price of the common stock on December 31, 2015, the value of the 6,639 shares under the award was $196,846. If a change in control had occurred during 2015, the number of shares subject to the 2015 ROE award would have been increased by an additional 13,278 shares and these shares would have vested on December 31, 2015 subject to continued service or earlier qualifying termination or on a change in the control if the award was not assumed, replaced or otherwise continued. Based on the $29.65 per share closing selling price of the common stock on December 31, 2015, the value of the additional 13,278 shares would be $393,693.
In addition, Mr. Roth would be entitled to accumulated retirement benefit with a present value of $7,383,207 as of December 31, 2015 and vested deferred compensation in the amount of $5,181,834 as of that date.
Mr. Lynch's Offer Letter. Under the terms of his offer letter, Mr. Lynch is entitled to the following compensation package: (i) base salary at the annual rate of $350,000; (ii) annual target bonus in the amount of $75,000, with the actual bonus each year to range from 0 to 150 percent of target based on performance goal attainment; (iii) two separate restricted stock unit awards covering shares of the Corporation's common stock, each issued under the Corporation's Long-Term Incentive Plan and each with a grant-date value of $75,000; (iv) company car and reimbursement of membership fees for one local health club; and (v) separation pay in the form of 12 months of salary continuation should his employment be involuntarily terminated without cause. However, should Mr. Lynch's employment terminate under circumstances that would otherwise entitle him to separation pay and severance benefits under the Executive Severance Plan, there will be no duplication of benefits under the two arrangements, and Mr. Lynch will only receive the severance benefits provided under the Executive Severance Plan. Mr. Lynch's base salary was $403,000 for the 2015 calendar year.
Had Mr. Lynch's employment been involuntarily terminated without cause by the Corporation on December 31, 2015 in the absence of a change in control, the salary continuation payment to which he would have been entitled under his offer letter would have been in the aggregate amount of $403,000.
Accelerated Vesting on Change in Control. The service-based restricted stock unit awards granted to the named executive officers vest in full on a change in control if they are not assumed, replaced or otherwise continued. If the awards are assumed, replaced or otherwise continued following a change in control, then the awards will continue to vest over the service period subject to vesting in full on a qualifying termination following the change in control. The performance-based restricted stock unit awards granted to Mr. Roth vest on an accelerated basis in connection with a change in control as described above. The performance-based restricted stock unit awards granted to the other named executive officers will vest with respect to the target number of shares on a change in control if the awards are not assumed, replaced or otherwise continued; if the awards are assumed, replaced or otherwise continued following a change in control, then the awards will vest at target level at the end of the performance period or an earlier qualifying termination following the change in control.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2015 with respect to the shares of the Corporation's common stock that may be issued under the Corporation's existing equity compensation plans.

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders (1)	245,976	(3)	$—	(4)	1,403,750	(5)(6)
Equity Compensation Plans Not Approved by Shareholders (2)	N/A		N/A		N/A
Total	245,976	(3)	$—	(4)	1,403,750	(5)(6)
_______________

(1)	Consists of the Corporation's Long-Term Incentive Plan and 2014 Employee Stock Purchase Plan.

(2)	The Corporation does not have any outstanding equity compensation plans which are not approved by shareholders.

(3)
Includes 245,976 shares of common stock underlying deferred stock awards and restricted stock units that will entitle each holder to the issuance of one share of common stock for each deferred share or unit that vests following the applicable performance-vesting or service-vesting requirements. Excludes outstanding purchase rights under the 2014 Employee Stock Purchase Plan.

(4)
Calculated without taking into account the 245,976 shares of common stock subject to outstanding deferred stock awards or restricted stock units that will become issuable upon or following the vesting of those awards or units, without any cash consideration or other payment required for such shares.

(5)
Consists of 1,037,068 shares of common stock available for issuance under the Long-Term Incentive Plan and 366,682 shares of common stock available for issuance under the 2014 Employee Stock Purchase Plan.

(6)
The shares under the Long-Term Incentive Plan may be issued pursuant to stock option grants, stock appreciation rights, restricted stock or restricted stock unit awards, performance shares, dividend equivalent rights, and stock bonuses.

Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee was at any time during the 2015 fiscal year, or at any other time, an officer or employee of the Corporation or any of its subsidiaries. No executive officer of the Corporation served during the 2015 fiscal year as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the Corporation's Board or Executive Compensation Committee. Messrs. Cali and Moskovitz and Ms. Armstrong served on the Executive Compensation Committee during the 2015 fiscal year. None of the Executive Compensation Committee members had a relationship requiring disclosure under Item 404 of Regulation S-K.

COMMITTEE REPORTS
The following reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference into any previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, nor are such reports to be incorporated by reference into any future filings.
Annual Report of the Audit Committee
In connection with the audited consolidated financial statements for the period ended December 31, 2015, the Audit Committee (1) reviewed and discussed the audited consolidated financial statements with management, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, or any successor standard and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.
Audit Committee
Douglas R. King, Committee Chair
Walter J. Bishop
Daniel B. More
Ronald B. Moskovitz
Annual Report of the Executive Compensation Committee
The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.
Executive Compensation Committee
Ronald B. Moskovitz, Committee Chair
Katharine Armstrong
Mark L. Cali

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Audit Committee reviews related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to the Corporation's Audit Committee Charter. The Audit Committee evaluates all such transactions and determines whether or not it serves the best interest of the Corporation and its shareholders and whether the relationship should be continued or eliminated. In addition, SJW Corp.'s written Related Party Transactions Policy provides that any request for review submitted to the Audit Committee must describe the material terms of the proposed transaction and the related party's interest. Such policy further provides that when review of a related party transaction is required between regular Audit Committee Meetings, the Audit Committee may do so at a special telephonic committee meeting or by written consent (including by email).
SHAREHOLDER PROPOSALS
Shareholder proposals intended to be presented at next year's annual meeting of shareholders must comply with all applicable requirements of SEC Rule 14a-8 and be received by the Corporation by November 16, 2016 for inclusion in the Corporation's proxy materials relating to that meeting. In addition, for a shareholder proposal to be properly brought before next year's annual meeting by a shareholder (and not pursuant to the SEC Rule 14a-8 for inclusion in the proxy materials), the shareholder must comply with the advance notice and other provisions in our Bylaws. In general, for a shareholder proposal to be timely under such advance notice provision, the proposal must be delivered to the Secretary of the Corporation at its principal executive offices not later than 90 days and no earlier than 120 days prior to the one-year anniversary of this year's annual meeting date.
The proxy solicited by the Board of Directors for the 2017 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting for which the Corporation did not have notice on or prior to January 27, 2017.

FORM 10-K
SJW CORP. WILL MAIL, WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SJW CORP.'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SJW CORP., 110 W. TAYLOR STREET, SAN JOSE, CALIFORNIA 95110, ATTENTION: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE CORPORATION'S WEBSITE AT WWW.SJWCORP.COM.
OTHER MATTERS
The Board of Directors is not aware of any matters to be presented for shareholder action at the annual meeting other than as set forth herein. If any other matters are properly brought before the annual meeting or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy card promptly.

BY ORDER OF THE BOARD OF DIRECTORS

Suzy Papazian
General Counsel and Corporate Secretary

San Jose, California
March 4, 2016

SJW CORP.
ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Shareholders to be held on April 27, 2016, and the accompanying proxy statement, and appoints W. Richard Roth and James P. Lynch, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of SJW Corp. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of SJW Corp. to be held on April 27, 2016, at 9:00 AM Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NINE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
Continued and to be signed on the reverse side.

NAME:	CONTROL #:	SHARES:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS  ☒.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Form of Proxy and the Annual Report for the year ended on December 31, 2015 are available at
http://www.rrdezproxy.com/2016/SJWCorp

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SJW CORP.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors

		NOMINEES:
☐	For All	01	K. Armstrong

☐	Withhold All	02	W. J. Bishop

☐	For All Except	03	D. R. King

		04	D. Man

		05	D. B. More

		06	R. B. Moskovitz

		07	G. E. Moss

		08	W. R. Roth

		09	R. A. Van Valer

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposals:

	FOR	AGAINST	ABSTAIN

2. Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2016.	☐	☐	☐

NOTE: Act upon such other business as may properly come before the annual meeting or any adjournment of postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date